Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

COLLECTIVE BRANDS, INC.,

WBG—PSS HOLDINGS LLC,

WBG—PSS MERGER SUB INC.,

and solely for purposes of Sections 6.5, 6.8, 6.9 (other than 6.9(e)), 6.13, 6.14(a), 6.17 and

ARTICLE IX,

WOLVERINE WORLD WIDE, INC.

Dated as of May 1, 2012

TABLE OF CONTENTS

		Page

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1.	The Merger	2
1.2.	Closing	2
1.3.	Effective Time	2

ARTICLE II

CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

2.1.	The Certificate of Incorporation	3
2.2.	The Bylaws	3

ARTICLE III

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

3.1.	Directors	3
3.2.	Officers	3

ARTICLE IV

	EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

4.1.	Effect on Capital Stock	3
4.2.	Exchange of Certificates	4
4.3.	Treatment of Stock Plans	8
4.4.	Adjustments to Prevent Dilution	11

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1.	Representations and Warranties of the Company	11
5.2.	Representations and Warranties of Parent and Merger Sub	32

ARTICLE VI

COVENANTS

6.1.	Interim Operations	38
6.2.	Acquisition Proposals	43
6.3.	Proxy Filings; Information Supplied	47
6.4.	Stockholders Meeting	48
6.5.	Filings; Other Actions; Notification	48
6.6.	Access and Reports	52
6.7.	Stock Exchange De-listing	53
6.8.	Publicity	53
6.9.	Employee Benefits	53
6.10.	Expenses	55
6.11.	Indemnification; Directors’ and Officers’ Insurance	56
6.12.	Takeover Statutes	57
6.13.	Parent Vote	57
6.14.	Financing	59
6.15.	FIRPTA Certificate	64
6.16.	Transaction Litigation	64
6.17.	Carveout Transaction Matters	64
6.18.	Credit Agreement Matters	64
6.19.	Repatriation	65

ARTICLE VII

CONDITIONS

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	66
7.2.	Conditions to Obligations of Parent and Merger Sub	66
7.3.	Conditions to Obligation of the Company	67
7.4.	Frustration of Closing Conditions	68

ARTICLE VIII

TERMINATION

8.1.	Termination by Mutual Consent	68
8.2.	Termination by Either Parent or the Company	68
8.3.	Termination by the Company	69
8.4.	Termination by Parent	70
8.5.	Effect of Termination and Abandonment	70

-ii-

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1.	Survival	74
9.2.	Modification or Amendment	74
9.3.	Waiver of Conditions	74
9.4.	Counterparts	74
9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	74
9.6.	Notices	77
9.7.	Entire Agreement	79
9.8.	No Third Party Beneficiaries	80
9.9.	Obligations of Parent and of the Company	80
9.10.	Transfer Taxes	80
9.11.	Definitions	80
9.12.	Severability	81
9.13.	Interpretation; Construction	81
9.14.	Assignment	82

Annexes

Annex A	Defined Terms

-iii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of May 1, 2012, among Collective Brands, Inc., a Delaware corporation (the “Company”), WBG—PSS Holdings LLC, a Delaware limited liability company (“Parent”), WBG—PSS Merger Sub Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” or “Constituent Corporation”), and, solely for purposes of Sections 6.5, 6.8, 6.9 (other than 6.9(e)), 6.13, 6.14(a), 6.17 and ARTICLE IX, Wolverine World Wide, Inc., a Delaware corporation (“Wolverine” or the “Carveout Purchaser”).

RECITALS:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into an agreement (the “Carveout Transaction Agreement”) with a Subsidiary of Wolverine, pursuant to which, upon the terms and subject to the conditions set forth therein, concurrently with the Closing, Parent will transfer or cause to be transferred to the Carveout Purchaser certain assets comprising the Collective Brands Performance + Lifestyle Group business (the “PLG Business”) of the Company (the “Carveout Transaction”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of Wolverine, Blum Strategic Partners IV, L.P. (“Blum”) and Golden Gate Capital Opportunity Fund, L.P. (“Golden Gate”, and together with Wolverine and Blum, collectively, the “Guarantors”), is entering into a limited guarantee in favor of the Company with respect to certain obligations of Parent under this Agreement (collectively, the “Guarantees”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of Blum and certain of its Affiliates are delivering a voting undertaking with the Company to vote in favor of adoption of the Merger Agreement and waive its rights to appraisal under Section 262 of the DGCL (the “Voting Undertaking”);

WHEREAS, the Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Company’s stockholders and (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Managers of Parent and the Board of Directors of Merger Sub have each (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Parent and Merger Sub, respectively, and (ii) approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other transactions contemplated hereby;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”) and in this Agreement.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m. (Eastern Time) on the later of (a) the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, and (b) the third Business Day after the final day of the Marketing Period or such earlier date as may be specified by Parent on no less than two Business Days prior notice to the Company. The date on which the Closing actually occurs is referred to as the “Closing Date”. For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York. The closing of the Carveout Transaction shall occur concurrently with the Closing (it being understood that the Closing of the Carveout Transaction shall not be a condition to Closing).

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a certificate of merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and

Bylaws of the Surviving Corporation

2.1. The Certificate of Incorporation. The parties hereto shall take all actions necessary so that the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety in connection with the completion of the Merger to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Collective Brands, Inc.”, and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided therein or by applicable Law (subject to Section 6.11(e)).

2.2. The Bylaws. The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law (subject to Section 6.11(e)).

ARTICLE III

Officers and Directors

of the Surviving Corporation

3.1. Directors. The parties hereto shall take, or cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a) Merger Consideration. Each share of the common stock, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties, (ii) Shares owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such Shares (the “Dissenting Shares”, and together with the Shares referred to in the immediately preceding clause (i), the “Excluded Shares”), (iii) Shares that are Company Restricted Stock, which are governed by the provisions of Section 4.3(b) and (iv) Shares owned by Blum and certain of its Affiliates that are transferred to Parent immediately prior to the Effective Time) shall be converted into the right to receive $21.75 per Share in cash (the “Per Share Merger Consideration”), without interest. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such Share, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(g).

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Exchange of Certificates.

(a) Paying Agent. At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the Record Holders of Shares entitled to receive the Per Share Merger Consideration and pursuant to a paying agent agreement in customary form, cash in immediately available funds in the aggregate amount necessary for the Paying Agent to make the payments contemplated by Section 4.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”). If a Dissenting Stockholder effectively withdraws its demand for, or loses its rights to, appraisal pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, (i) such Shares shall cease to be Excluded Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which such Dissenting Stockholder has withdrawn its demand for, or lost its rights to, appraisal pursuant to Section 262 of the DGCL and (y) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing, and in each case, with maturities not exceeding three months. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amount payable pursuant to Section 4.1(a) shall be returned to the Surviving Corporation in accordance with Section 4.2(e). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment pursuant to Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all such cash payments under Section 4.1(a).

(b) Exchange Procedures. Promptly (and in any event within two Business Days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares immediately prior to the Effective Time (other than Excluded Shares, Company Restricted Stock or Shares owned by Blum and certain of its Affiliates that are transferred to Parent immediately prior to the Effective Time) (each, a “Record Holder of Shares”) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) to the Paying Agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) in exchange for the amount to which such Record Holder of Shares is entitled as a result of the Merger pursuant to Section 4.1(a). If any Excluded Shares cease to be Excluded Shares pursuant to Section 4.2(a), the Surviving Corporation shall cause the Paying Agent, promptly (and in any event within two Business Days) after the date on which such Excluded Shares cease to be Excluded Shares, to mail to the applicable Record Holder of Shares the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such Shares. Upon delivery of the letter of transmittal duly executed by the applicable Record Holder of Shares and the surrender of a Certificate that immediately prior to the Effective Time represented such Shares (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(f)) to the Paying Agent in accordance with the terms of such letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount by check or wire transfer of immediately available funds to an account designated by such holder (less any required Tax withholdings as provided in Section 4.2(h)) equal to the product of (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(f)) and (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or affidavits of loss, as the case may be. In the event of a transfer of ownership of Shares (other than Company Restricted Stock) that is not registered in the transfer records of the Company, a check or wire transfer for any cash to be delivered upon due surrender of the Certificate may be issued or made to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent together with the applicable letter of transmittal, accompanied by all documents reasonably required by the Surviving Corporation or the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Special Payment Procedures for DTC. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (Eastern Time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the product of (x) the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time and (y) the Per Share Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (Eastern Time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and, subject to compliance with the procedures set forth in Section 4.2(b), exchanged for the amount in cash in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article IV (less any required Tax withholdings as provided in Section 4.2(h)), to be paid by check or wire transfer to an account designated by such holder.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the Record Holders of Shares for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any Record Holder of Shares (other than Excluded Shares, Company Restricted Stock or Shares owned by Blum and certain of its Affiliates that are transferred to Parent immediately prior to the Effective Time) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the amount to which such Record Holder of Shares is entitled as a result of the Merger pursuant to Section 4.1(a) (less any required Tax withholdings as provided in Section 4.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Record Holders of Shares at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interests of any such holders or their successors, assignees or personal representatives previously entitled thereto. For the purposes of this Agreement, (i) the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature (including any person as defined in Section 13(d)(3) of the Exchange Act) and (ii) the term “Law” or “Laws” shall mean any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Entity and any judicial interpretation thereof.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (less any required Tax withholdings as provided in Section 4.2(h)) equal to the product of (i) the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by (ii) the Per Share Merger Consideration.

(g) Dissenting Shares. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to such Dissenting Shares. Unless and until a Dissenting Stockholder shall have effectively withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to Dissenting Shares, each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to stockholders’ rights of appraisal and shall give Parent the opportunity to participate in negotiations and proceedings with respect thereto. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(h) Withholding Rights. Each of the Company, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Company, the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be.

4.3. Treatment of Stock Plans.

(a) Options. At the Effective Time, each outstanding Company Stock Option, whether vested or unvested, (i) shall be cancelled without payment if such Company Stock Option has an exercise price greater than the Per Share Merger Consideration and (ii) if the exercise price is not greater than the Per Share Merger Consideration, shall only entitle the holder thereof to receive from the Company, in full settlement of such Company Stock Option, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to the Company Stock Option immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment.

(b) Restricted Shares.

(i) At the Effective Time, each outstanding share of Company Restricted Stock granted prior to March 19, 2012 shall be cancelled and shall only entitle the holder thereof to receive from the Company, in full settlement of such share of Company Restricted Stock, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash, for each share of Company Restricted Stock, equal to the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(ii) At the Effective Time, each outstanding share of Company Restricted Stock granted on or after March 19, 2012, which is outstanding immediately prior to the Effective Time, shall be converted into the right to receive a cash payment from the Company equal to the Per Share Merger Consideration, payable within 10 Business Days after the applicable vesting date of such share of Company Restricted Stock, in full settlement of such share of Company Restricted Stock, subject to the same terms and conditions as were applicable under such share of Company Restricted Stock as of immediately prior to the Effective Time (including any vesting schedule and any acceleration of vesting upon an involuntary termination pursuant to the applicable award agreements); provided that any performance vesting requirements will be deemed met at the target (100%) level of achievement as of the Effective Time.

(c) Performance Share Units.

(i) At the Effective Time, each outstanding grant of Performance Share Units granted prior to March 19, 2012, whether vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive from the Company, in full settlement of such Performance Share Unit, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the product of (x) the total number of units subject to such Performance Share Unit grant immediately prior to the Effective Time using the target (100%) level of achievement under the respective award agreement to determine such number and (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(ii) At the Effective Time, each outstanding Performance Share Unit granted on or after March 19, 2012, which is outstanding immediately prior to the Effective Time, shall be converted into the right to receive a cash payment from the Company equal to the Per Share Merger Consideration, payable within 10 Business Days after the applicable vesting date of such Performance Share Unit, in full settlement of such Performance Share Unit, subject to the same terms and conditions as were applicable under such Performance Share Unit as of immediately prior to the Effective Time (including any vesting schedule and any acceleration of vesting upon an involuntary termination pursuant to the applicable award agreements); provided that any performance vesting requirements will be deemed met at the target (100%) level as of the Effective Time.

(d) Phantom Stock Units.

(i) At the Effective Time, each outstanding Phantom Stock Unit granted prior to March 19, 2012, whether vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive from the Company, in full settlement of such Phantom Stock Unit, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash, equal to the product of (x) the total number of units subject to such Phantom Stock Unit immediately prior to the Effective Time using, if applicable, the target (100%) level of achievement under the respective award agreement to determine such number and (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(ii) At the Effective Time, each outstanding Phantom Stock Unit granted on or after March 19, 2012, which is outstanding immediately prior to the Effective Time, shall be converted into the right to receive a cash payment from the Company equal to the Per Share Merger Consideration, payable within 10 Business Days after the applicable vesting date of such Phantom Stock Unit, in full settlement of such Phantom Stock Unit, subject to the same terms and conditions as were applicable under such Phantom Stock Unit as of immediately prior to the Effective Time (including any vesting schedule and any acceleration of vesting upon an involuntary termination pursuant to the applicable award agreements); provided that any performance vesting requirements will be deemed met at the target (100%) level as of the Effective Time.

(e) Phantom Stock Appreciation Units. At the Effective Time, each outstanding Phantom Stock Appreciation Unit, whether vested or unvested, (i) shall be cancelled without payment if such Phantom Stock Appreciation Unit has a reference price per share greater than the Per Share Merger Consideration and (ii) if the reference price is not greater than the Per Share Merger Consideration, shall only entitle the holder thereof to receive from the Company, in full settlement of such Phantom Stock Appreciation Unit, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the product of (x) the total number of units subject to such Phantom Stock Appreciation Unit immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Merger Consideration (or, if applicable, the maximum value appreciation applicable to such Phantom Stock Appreciation Units) over the reference price per unit under such Phantom Stock Appreciation Unit, less applicable Taxes required to be withheld with respect to such payment.

(f) Time Stock Appreciation Rights. At the Effective Time, each Time Stock Appreciation Right, whether vested or unvested, (i) shall be cancelled without payment if such Time Stock Appreciation Right has an exercise price per Share greater than the Per Share Merger Consideration and (ii) if the exercise price is not greater than the Per Share Merger Consideration, shall only entitle the holder thereof to receive from the Company, in full settlement of such Time Stock Appreciation Right, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to such Time Stock Appreciation Right immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Merger Consideration (or, if applicable, the maximum value appreciation applicable to such Time Stock Appreciation Right) over the reference price per Share under such Time Stock Appreciation Right, less applicable Taxes required to be withheld with respect to such payment.

(g) Performance Stock Appreciation Rights. At the Effective Time, each outstanding grant of Performance Stock Appreciation Rights, whether vested or unvested, shall be cancelled without payment if such Performance Stock Appreciation Right has an exercise price per Share greater than the Per Share Merger Consideration and, if the exercise price is not greater than the Per Share Merger Consideration, shall only entitle the holder thereof to receive from the Company, in full settlement of such Performance Stock Appreciation Right, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to such Performance Stock Appreciation Right grant immediately prior to the Effective Time using the target (100%) level of achievement under the respective award agreement to determine such number and (y) the excess, if any, of the Per Share Merger Consideration (or, if applicable, the maximum value appreciation applicable to such Performance Stock Appreciation Right) over the reference price per Share under such Performance Stock Appreciation Right, less applicable Taxes required to be withheld with respect to such payment.

(h) At the Effective Time, all Equity Awards, whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration specified in Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.3(f) and 4.3(g).

(i) Employee Stock Purchase Plan. The Company shall take all actions reasonably necessary to provide that with respect to the Employee Stock Purchase Plan (the “ESPP”): (i) no participant may elect to participate in the ESPP after the date of this Agreement; (ii) participants may not increase their payroll deduction percentages or purchase elections from those in effect on the date of this Agreement; (iii) no Purchase Period (as defined in the ESPP) shall commence under the ESPP following the date of this Agreement; (iv) each participant’s outstanding right to purchase Shares under the ESPP shall terminate immediately following the end of the Purchase Period in effect on the date of this Agreement; provided that all amounts allocated to each participant’s account under the ESPP as of the Closing Date shall thereupon be used to purchase from the Company whole Shares immediately prior the Effective Time at the applicable price under the ESPP for the then outstanding Purchase Period using such date as the final purchase date for such Purchase Period; (v) as promptly as reasonably practicable following the purchase of Shares in accordance with the preceding clause (iv), return to participants the funds, if any, that remain in the participants’ accounts after such purchase; and (vi) the ESPP shall terminate immediately prior to the Effective Time so that no further purchase rights shall be granted or exercised under the ESPP thereafter.

(j) Corporate Actions. Prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation, Nominating and Governance Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions (which resolutions shall promptly be provided to Parent) and will take such other appropriate actions to implement the provisions of Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.3(f), 4.3(g) and 4.3(i).

(k) Vesting. The parties acknowledge and agree that each outstanding Company Stock Option, share of Company Restricted Stock granted prior to March 19, 2012, Performance Share Unit granted prior to March 19, 2012, Phantom Stock Unit granted prior to March 19, 2012, Phantom Stock Appreciation Unit, Time Stock Appreciation Right and Performance Stock Appreciation Right (together with the equity awards granted on or after March 19, 2012, the “Equity Awards”) shall vest in full at the Effective Time. Additionally, the parties acknowledge and agree that, from and after the Closing, each outstanding share of Company Restricted Stock granted on or after March 19, 2012, Performance Share Unit granted on or after March 19, 2012, and Phantom Stock Unit granted on or after March 19, 2012 will vest upon the vesting schedule set forth in the applicable award agreements or an earlier involuntary termination of employment as set forth in the applicable award agreements.

4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the Company SEC Reports filed or furnished by the Company with the SEC on or after January 28, 2009 and prior to the date of this Agreement (excluding, in each case, any risk factor disclosures set forth under the heading “Risk Factors” and any disclosure of risks that are predictive or forward-looking in nature (“Excluded Disclosure”)) (provided that nothing in the Company SEC Reports shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1(a) (Organization, Good Standing and Qualification), 5.1(b) (Capital Structure), 5.1(c) (Corporate Authority; Approval and Fairness) and 5.1(j) (Takeover Statutes; Rights Agreement)) or in the corresponding sections or subsections of the Disclosure Letter delivered to Parent by the Company prior to or simultaneously with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, in good standing or to have such power or authority, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s certificate of incorporation and bylaws and the certificates and bylaws or comparable organizational and governing documents of each of the Company’s Subsidiaries set forth on Section 5.1(a) of the Company Disclosure Letter (the “Material Subsidiaries”), each as amended to the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement. As used in this Agreement, the term:

(i) “Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”);

(ii) “Company Material Adverse Effect” means any change, event or occurrence that, individually or in the aggregate with all other changes, events or occurrences, has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of either (1) the PLG Business, taken as a whole, or (2) the PSS Business, taken as a whole; provided, however, that none of the following, and no change, event or occurrence arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(A)(1) changes, events or occurrences generally affecting the economy, credit, financial or capital markets, or regulatory, legislative or political conditions in the United States or other countries in which the PLG Business or the PSS Business conduct operations, including changes in interest and exchange rates, or (2) changes, events or occurrences that are the result of factors generally affecting the industries in which the PLG Business or the PSS Business primarily operate or in which the products or services of the PLG Business or the PSS Business are primarily produced, distributed or sold;

(B) changes or prospective changes in GAAP, applicable regulatory accounting standards or applicable Law or in the interpretation or enforcement thereof;

(C) any geopolitical conditions, act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any epidemics, pandemics, earthquakes, hurricanes, tornadoes or any other natural disasters (whether or not caused by any Person or any force majeure event) or any other national or international calamity or crisis;

(D) execution, announcement, pendency or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators to the extent primarily related thereto;

(E) any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement for the transactions contemplated by this Agreement;

(F) any decline in the market price, or change in trading volume, of any capital stock or debt securities of the Company (provided that the exception in this clause (F) shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such decline has resulted in or contributed to a Company Material Adverse Effect);

(G) any change in the credit ratings of the Company or any of its Subsidiaries (provided that the exception in this clause (G) shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such decline has resulted in or contributed to a Company Material Adverse Effect);

(H) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such failure has resulted in or contributed to a Company Material Adverse Effect); and

(I) any action taken by the Company or the Company’s Subsidiaries that is required by this Agreement or taken at the express written request or with the express written consent of Parent or Merger Sub, or the failure to take any action by the Company or its Subsidiaries if that action is not permitted or is prohibited by this Agreement (for the avoidance of doubt, it being understood that certain actions contemplated by the Company’s Long Range Plan are not permitted to be taken pursuant to Section 6.1 of this Agreement and no change, event or occurrence arising out of or resulting from the failure of the Company or any of its Subsidiaries to take such actions shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred);

provided, however, that the changes set forth in clauses (A), (B) or (C) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent (but only to such extent) such changes have a materially disproportionate adverse impact on either (1) the PLG Business, taken as a whole, or (2) the PSS Business, taken as a whole, in each case, relative to the other participants in the principal industries in which the PLG Business or the PSS Business, as the case may be, conduct their businesses; and

(iii) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 240,000,000 Shares and 25,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Shares”), of which, as of April 27, 2012, 60,890,866 Shares were issued and outstanding and no Preferred Shares were issued and outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of Company Stock Options outstanding under the Stock Plans, including the holder, number of Shares and exercise price of such Company Stock Options. As of April 27, 2012, other than 4,493,817 Shares reserved for issuance of future awards pursuant to the Company’s 2012 Stock Incentive Plan (the “2012 Stock Incentive Plan”), the Company’s 2006 Stock Incentive Plan (the “2006 Stock Incentive Plan”), the Payless ShoeSource, Inc., 1996 Stock Incentive Plan (the “1996 Stock Incentive Plan”) and the Company’s Stock Plan for Non-Management Directors of the Company, or any other plan, program or arrangement providing for the grant of equity-based awards to directors, officers, employees or consultants of the Company or any of its Subsidiaries (collectively, the “Stock Plans”). Upon the issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable. As of April 27, 2012, (A) 1,102,903 Shares were subject to outstanding options to purchase Shares (such outstanding options, together with any options to purchase Shares granted after April 27, 2012, under the Stock Plans, the “Company Stock Options”), (B) 576,395 Shares were subject to restricted stock awards granted under the Stock Plans (such outstanding restricted stock awards, together with any restricted stock awards granted after April 27, 2012, “Company Restricted Stock”), (C) 126,547 Shares were subject to performance based stock unit awards granted under the Stock Plans (such outstanding performance based stock unit awards, together with any performance based stock unit awards granted after April 27, 2012, the “Performance Share Units”), (D) 4,592,925 Shares were subject to outstanding time vested stock appreciation rights each representing the right to receive Shares in accordance with the underlying terms and conditions of such awards (such outstanding time vested stock appreciation rights, together with any time vested stock appreciation rights granted after April 27, 2012, the “Time Stock Appreciation Rights”) and (E) 113,422 Shares were subject to outstanding performance vested stock appreciation rights each representing the right to receive Shares in accordance with the underlying terms and conditions of such awards (such outstanding performance vested stock appreciation rights, together with any performance vested stock appreciation rights granted after April 27, 2012, the “Performance Stock Appreciation Rights” and, together with the Time Stock Appreciation Rights, the “Stock Appreciation Rights”). Furthermore, as of April 27, 2012, there were 18,914 phantom stock units outstanding (such outstanding phantom stock units, together with any phantom stock units granted after April 27, 2012, the “Phantom Stock Units”) and 120,393 phantom stock appreciation units outstanding (such outstanding phantom stock appreciation units, together with any phantom stock appreciation units granted after April 27, 2012, the “Phantom Stock Appreciation Units”) and 220,575 non-management director stock units allocated under the Company’s Deferred Compensation Plans for Non-Management Directors. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim, option, right of first refusal, voting restriction, or other encumbrance (each, a “Lien”). As of the date hereof, one right (a “Right”) under the Stockholder Protection Rights Agreement, dated as of August 24, 2011, between the Company and Computershare Trust Company, N.A. (the “Rights Agreement”), is associated with each Share, and under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may become exercisable for securities or assets of the Company or securities of another entity, may be exchanged for Shares or other securities or assets of the Company, may expire, or may become null and void (including if they are “Beneficially Owned” by an “Acquiring Person” or an Affiliate or Associate thereof, as such terms are defined in the Rights Agreement, or by any transferee of any of the foregoing). Except as set forth in this Section 5.1(b)(i) and except for the Rights, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Since April 27, 2012 through the date of this Agreement, except for Shares issued in connection with the exercise of Company Stock Options and Stock Appreciation Rights outstanding on April 27, 2012, no Shares have been issued and no Equity Awards have been granted by the Company or any of its Subsidiaries.

(ii) Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and non-assessable. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(iii) Except as set forth in Section 6.13 and the Voting Undertaking, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date of this Agreement, the Board of Directors of the Company has (A) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (B) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (C) resolved, subject to Section 6.2, to recommend that the holders of Shares adopt this Agreement (such recommendation, the “Company Recommendation”), and, subject to Section 6.4, directed that this Agreement be submitted to the holders of Shares for their adoption. The Board of Directors of the Company has received the opinion of its financial advisor, Perella Weinberg Partners LP, dated the date hereof, to the effect that, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the Per Share Merger Consideration is fair, from a financial point of view, as of the date of such opinion, to the holders of Shares (other than any of the Parent Affiliates, as defined therein). It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (B) compliance with, and filings under, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the Securities Act including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Stockholders Meeting to be held in connection with this Agreement and the transactions contemplated hereunder (together with any amendments or supplements thereto, the “Proxy Statement”); (C) compliance with, and filings under, the applicable requirements of Antitrust Law, competition Law or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States; (D) the filing of the Delaware Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware; (E) compliance with the applicable requirements of the New York Stock Exchange (the “NYSE”); (F) notices, reports, filings, consents, registrations, permits or authorizations required in connection with the Carveout Transaction; and (G) such other items as disclosed in Section 5.1(d)(i) of the Company Disclosure Letter (the items set forth above in clauses (A) through (G), the “Company Required Governmental Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from any domestic or foreign governmental or regulatory body, commission, agency, instrumentality, authority or other legislative, executive or judicial entity (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain, as the case may be, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impede the ability of the Company to consummate the Merger.

(ii) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or any of its Material Subsidiaries or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any Company Material Contract, or assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), under any Law or Permit to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B), for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impede the ability of the Company to consummate the Merger.

(e) Company Reports; Financial Statements.

(i) Since January 29, 2010 (the “Applicable Date”), the Company has filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all forms, certifications, reports, statements and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act and the Exchange Act (such forms, certifications, reports, statements and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Reports”). Each of the Company SEC Reports (including any financial statements or other schedules included therein), at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder applicable to the Company SEC Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company SEC Reports did not, and any Company SEC Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports.

(ii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company SEC Reports. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”).

(iii) The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and Chief Financial Officer prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(iv) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NYSE.

(v) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company SEC Reports filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of earnings (loss), shareowners’ equity and comprehensive income (loss) and cash flows included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) (such balance sheets, statements of earnings (loss), shareowners’ equity and comprehensive income (loss) and cash flows, including any related notes and schedules, collectively, the “Company Financial Statements”) fairly presents in all material respects, or in the case of Company SEC Reports filed after the date of this Agreement, will fairly present in all material respects, changes in financial position, results of operations and retained earnings (loss), as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case, in accordance with GAAP, except as may be noted therein or in the notes thereto.

(f) Absence of Certain Changes. Since January 28, 2012 through the date of this Agreement, (i) there has not been any Company Material Adverse Effect, and (ii) except in connection with this Agreement and the Carveout Transaction Agreement and the transactions contemplated hereby and thereby or as expressly contemplated or permitted by this Agreement or the Carveout Transaction Agreement, the Company and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business.

(g) Litigation and Liabilities.

(i) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings or investigations, audits or reviews by any Governmental Entity (excluding those covered by Section 5.1(l)) (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, except those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impede the ability of the Company to consummate the Merger.

(ii) Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries except any such Order that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impede the ability of the Company to consummate the Merger.

(iii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations (A) set forth or as reflected or reserved against in the Company’s consolidated balance sheets or in the notes thereto included in the Company SEC Reports filed prior to the date of this Agreement, (B) incurred since January 28, 2012 in the ordinary course of business, (C) arising or incurred in connection with the Merger, the Carveout Transaction or any other transaction or agreement contemplated by this Agreement or the Carveout Transaction Agreement or (D) that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iv) The term “Knowledge” means (A) when referring to the knowledge of the Company or any of its Subsidiaries, the actual knowledge of the Company officers listed on Section 5.1(g)(iv)(A) of the Company Disclosure Letter and (B) when referring to the knowledge of Parent, the actual knowledge of the executive officers of Parent listed on Section 5.1(g)(iv)(B) of the Parent Disclosure Letter; provided that Knowledge does not include information of which an individual may be deemed to have constructive knowledge only.

(v) The term “Contract” means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation of any kind.

(h) Employee Benefits.

(i) Section 5.1(h)(i) of the Company Disclosure Letter sets forth each material Company Plan. For purposes of this Agreement, “Company Plans” shall mean (A) each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (B) each stock purchase, stock option or other equity-based compensation, change in control, retention deferred compensation, bonus or incentive compensation or severance plan, program, policy, agreement or arrangement, (C) each employment or individual consulting agreement, and (D) each other employee benefit plan, fund, program, policy, agreement or arrangement; in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries is deemed a “single employer” under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) on behalf of any employee, officer, director, stockholder or individual consultant of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, or to which the Company or an ERISA Affiliate is a party, for the benefit of any employee, officer, director, stockholder or individual consultant of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries or with respect to which the Company or any of its Subsidiaries has any liability or contingent liability.

(ii) With respect to each Company Plan set forth on Section 5.1(h)(i) of the Company Disclosure Letter, the Company has heretofore made available to Parent true and complete copies of (A) each of such Company Plans as currently in effect with all amendments thereto; (B) if such Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement; (C) the most recent determination letter received from the Internal Revenue Service (the “IRS”) with respect to each such Company Plan intended to qualify under Section 401 of the Code; (D) if applicable, the most recent annual report (Form 5500 series) required to be filed with the IRS; (E) if applicable, the most recent actuarial report prepared for such Company Plan; (F) all material written contracts, instruments or agreements relating to each Company Plan, including administrative service agreements and group insurance contracts; and (G) all filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(iii) Each Company Plan, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), is and has been, in all material respects, established, administered, funded and maintained (in form and operation) in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code. Other than with respect to Multiemployer Plans, each Company Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, that could reasonably be expected to cause the loss of such qualification. All payments required by each Company Plan, any collective bargaining agreement or other agreement, or by Law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of each of the Company Plans, applicable Law and GAAP. No claim, suit, investigation, hearing, action, lien, arbitration, dispute or other proceeding has been asserted, instituted or, to the Knowledge of the Company, is threatened with respect to any of the Company Plans. No Company Plan is under, and neither the Company nor its Subsidiaries has received any written notice of, an audit or investigation by the IRS, U.S. Department of Labor or any other Governmental Entity (other than routine claims for benefits and appeals of such claims).

(iv) With respect to any Company Plan to which the Company, any of its Subsidiaries or any ERISA Affiliate made, or was required to make, contributions during the past six years: (i) there does not now exist, nor to the Knowledge of the Company do any circumstances exist that could reasonably be expected to result in any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived or any liability under Section 4971 of the Code; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and to the Knowledge of the Company the consummation of the Merger is not reasonably likely to result in the occurrence of any such reportable event; (iii) all material premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (iv) no material liability or contingent liability (including liability pursuant to Section 4069 of ERISA and under Title IV of ERISA) has been or is reasonably expected to be incurred by the Company, any of its Subsidiaries or any ERISA Affiliate; (v) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such plan and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan; and (vi) no material tax or penalty resulting from a prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code has been incurred.

(v) No Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment to any employee, officer, director, stockholder, individual independent contractor or individual consultants of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, other than pursuant to Part 6 of Title I of ERISA or Section 4980B of the Code, and/or any similar state or local Law or any foreign Law.

(vi) Each Company Plan that is mandated by a government other than the United States or subject to the Laws of a jurisdiction outside of the United States (each, a “Foreign Company Plan”) has been maintained and operated in all material respects in accordance with all applicable plan documents and all applicable local Laws.

(vii) Neither the execution and delivery of this Agreement nor the consummation of the Merger could, either alone or in combination with another event, (A) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries or result in severance pay or any material increase in severance pay (other than severance pay required by any Law) to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries, (B) accelerate the time of payment, vesting or funding, or materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such employee, director, officer or independent contractor or (C) obligate the Company or any Subsidiary to make the payment of any amount or provide any benefit that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the date of this Agreement for any Taxes imposed under Section 4999 or 409A of the Code. To the Knowledge of the Company, no amounts previously deducted under Section 162(m) of the Code are subject to disallowance.

(i) Compliance with Laws; Licenses.

(i) The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any Laws or Orders of any Governmental Entity, and, since the Applicable Date, neither the Company nor any of its Subsidiaries has been given written notice of, or been charged with, any violation of any Law of any Governmental Entity, except, in each case, for any such violation that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries have all authorizations, licenses, franchises, consents, certificates, registrations, approvals or other permits of any Governmental Entity (each, a “Permit”) necessary to conduct their businesses as presently conducted except any such Permit the absence of which, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries, has at any time during the past three years committed any knowing and willful violation of U.S. Laws governing international business activities, including export control laws, trade and economic sanctions, or the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries (A) keep books, records, and accounts that accurately and fairly reflect in all material respects transactions and the distribution of the Company’s and the Subsidiaries’ assets, and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are properly recorded in accordance with the FCPA and (B) the Company and its Subsidiaries have disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA will be prevented, detected and deterred except for such failures in each of (A) and (B) as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(j) Takeover Statutes; Rights Agreement.

(i) Assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2(i) are true and correct, (A) no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) (each, a “Takeover Statute”) is applicable to this Agreement, the Merger or the other transactions contemplated hereby, (B) the affirmative stockholder voting requirement set forth in Article TENTH of the certificate of incorporation of the Company shall not apply to this Agreement, the Merger or the other transactions contemplated hereby and (C) approval of this Agreement and the Merger by the Board of Directors of the Company constitutes the approval of this Agreement and the Merger for purposes of Section 203 of the DGCL.

(ii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause the Rights to become exercisable under the Rights Agreement. The Board of Directors of the Company has taken all actions necessary with respect to the Rights Agreement so that no Flip-in Date or Flip-over Transaction or Event (each as defined in the Rights Agreement) will be deemed to have occurred as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including the Merger and the Carveout Transaction.

(k) Environmental Matters.

(i) The Company and its Subsidiaries are in compliance and have in the last three years complied with, and have no liability under, applicable Environmental Laws and possess and are and have in the last three years been in compliance with all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws other than as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) The Company and its Subsidiaries have not received any written claim, notice of violation or citation, or other written notice concerning any violation or alleged violation of, or any liability under, any applicable Environmental Law during the past three years except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iii) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings or other Environmental Claims pending or, to the Knowledge of the Company, threatened in writing, concerning compliance by the Company or any of its Subsidiaries with or liability under any Environmental Law except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iv) As used in this Section 5.1(k), the term:

(A) “Environmental Law” means any Law concerning the protection of the environment (including air, surface water and groundwater), or the use, storage, recycling, treatment, generation, transportation, processing, handling, release or disposal of any hazardous substance or waste material.

(B) “Environmental Claim” means any and all administrative, arbitral, regulatory or judicial actions, suits or proceedings, or directives, claims, Liens, publicly-disclosed investigations or investigations otherwise known to the Company, or notices of noncompliance, liability or violation by any Person, relating to any Environmental Law or hazardous substance.

(l) Taxes. Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

(i) the Company and each of its Subsidiaries have timely filed (or there have been filed on their behalf) with appropriate taxing authorities all income and other material Tax Returns required to be filed by them on or prior to the date of this Agreement (taking into account extensions), such Tax Returns are correct and complete in all material respects, and the Company and each of its Subsidiaries have duly and timely paid all material Taxes due and owing by them, whether or not shown to be due and payable on any Tax Return and the Company and each of its Subsidiaries have timely withheld and paid over to the appropriate taxing authority all material amounts they were required to withhold and pay over;

(ii) there are no audits, claims, or judicial proceedings by any taxing authority with respect to Taxes and, to the Knowledge of the Company, since December 31, 2008, no claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor its Subsidiaries file a Tax Return that it is or may be subject to taxation by that jurisdiction;

(iii) there are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries, except for Liens for Taxes (A) not yet due and payable or (B) that are being contested in good faith through appropriate proceedings;

(iv) there are no outstanding waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes against the Company or any of its Subsidiaries;

(v) neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4; and

(vi) neither the Company nor any of its Subsidiaries (A) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (B) is a party to or bound by any material Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than Tax gross-ups to employees and any other commercial agreements or contracts not primarily related to Tax) or (C) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two-year period ending on the date of this Agreement.

(vii) As used in this Agreement, the term:

(A) “Tax” (including, with correlative meaning, the term “Taxes”) means taxes including federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, escheat or unclaimed property, license, occupation, premiums, capital stock, social security (or similar), stamp, payroll, sales, use, employment, property, withholding, excise, production, value added, transfer, registration, estimated and similar taxes, together with all interest, penalties and additions imposed with respect thereto whether disputed or not; and

(B) “Tax Return” means returns, reports or statements required to be filed with a Tax authority relating to Taxes, including any schedule thereto or amendment thereof.

(m) Labor Matters. Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or equivalent organization, (ii) to the Knowledge of the Company, as of the date of this Agreement, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made in writing by or on behalf of any labor or equivalent organization and (iii) as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened in writing strike, lockout or work stoppage.

(n) Intellectual Property.

(i) Section 5.1(n)(i) of the Company Disclosure Letter lists, as of the date of this Agreement, all Material Company Intellectual Property, indicating for each the name of the owner. To the Knowledge of the Company, all of the Material Company Intellectual Property is (A) valid, subsisting and enforceable and (B) not subject to any outstanding Order (excluding any administrative actions or proceedings before the United States Patent and Trademark Office or any foreign counterpart thereof) adversely affecting the Company’s or its Subsidiaries’ use thereof or rights in and to such Intellectual Property. To the Knowledge of the Company, the Company or one of its Subsidiaries solely owns, free and clear of all Liens, other than Permitted Encumbrances, all right, title and interest in and to the Material Company Intellectual Property.

(ii) To the Knowledge of the Company, (A) the Company’s and its Subsidiaries’ respective businesses, as presently conducted, do not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any other Person in any manner that is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect and (B) no written claims have been asserted against the Company or any of its Subsidiaries within the past twelve months alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any Person. There are no pending claims, suits, actions or other proceedings before any Governmental Entity (excluding any administrative actions or proceedings before the United States Patent and Trademark Office or any foreign counterpart thereof) or any arbitrator against the Company or any of its Subsidiaries concerning the infringement, misappropriation, dilution or other violation of any Person’s Intellectual Property rights by the Company or any of its Subsidiaries that are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. To the Knowledge of the Company, there is no ongoing infringement, misappropriation, dilution or other violation of any of the Material Company Intellectual Property that is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. To the Knowledge of the Company, the Merger will not impair the right, title or interest of the Company or any Subsidiary in or to the Material Company Intellectual Property, other than in such a way that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iii) For purposes of this Agreement, “Intellectual Property” means all intellectual property rights throughout the world, including (A) trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, symbols and other source or business identifiers and all goodwill associated therewith and symbolized thereby, but excluding any Domain Names (“Trademarks”), (B) patents, patent applications, registrations, continuations, continuations-in-part, divisions, renewals, extensions and reissues, (C) trade secrets, know-how and similar confidential information protected by the Uniform Trade Secrets Act or similar legislation, (D) works of authorship and the copyrights therein and thereto, the registrations and applications therefor, and renewals, extensions, restorations and reversions thereof and (E) Internet domain names, all applications and registrations for the foregoing, including all renewals of same (“Domain Names”).

(iv) For purposes of this Agreement, “Material Company Intellectual Property” means trademark rights in the Trademarks “Payless ShoeSource”, “Airwalk”, “Stride Rite”, “Keds”, “Sperry” and “Saucony”, in each case as they relate to footwear or retail shoe store services in the United States and Canada, and that are owned by or licensed to the Company or any of its Subsidiaries.

(v) For purposes of this Section 5.1(n), the term “dilute”, “dilution”, and variations thereof mean and refer to the lessening of the capacity of a famous Trademark to identify and distinguish goods or services.

(vi) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 5.1(n) are the only representations and warranties in this Agreement with respect to the Intellectual Property owned or used by the Company or its Subsidiaries.

(o) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are in full force and effect and all premiums due with respect to all such insurance policies have been paid, with such exceptions that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(p) Real Property.

(i) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable fee simple title to the Owned Real Property, free and clear of any Encumbrance, (B) there are no outstanding leases, subleases, options or rights of first offer or rights of first refusal, or other written agreements granting to any party or parties the right to lease, use, occupy or purchase the Owned Real Property, or any portion of the Owned Real Property, (C) a true and complete list of the Owned Real Property is set forth on Section 5.1(p)(i) of the Company Disclosure Letter and (D) neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding against any of the Owned Real Property;

(ii) Section 5.1(p)(ii) of the Company Disclosure Letter contains a list of all leases and subleases, including all amendments with respect thereto under which the Company or any of its Subsidiaries is either a lessor or lessee of real property (A) not in respect of retail store locations, pursuant to which the annual rent is in excess of $500,000 (exclusive of pass-through costs) and (B) in respect of retail store locations in which the store operated by the Company or any of its Subsidiaries earned in excess of $500,000 in “four-wall profit” (as calculated by the Company in the ordinary course of business) for the fiscal year ended January 28, 2012 (collectively, the “Material Real Property Leases”). Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (1) all Material Real Property Leases are valid and binding on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is enforceable and in full force and effect; (2) none of the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in violation, breach or default of any Material Real Property Lease, and no event has occurred which, with notice, lapse of time or both, would constitute a violation, breach or default of any such lease or sublease by any of the Company or its Subsidiaries, or, to the Knowledge of the Company, any other party thereto; (3) neither the Company nor any of its Subsidiaries has received any written notice alleging a violation, breach or default under any such Material Real Property Lease, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of the Company; (4) the Company and its Subsidiaries have not subleased, licensed or otherwise granted any third party the right to use or occupy the property subject to any Material Property Lease or any portion thereof; (5) no landlord or tenant under any Material Real Property Lease has exercised any option or right to cancel or terminate such Material Real Property Lease; and (6) neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there is no, threatened, material condemnation proceeding, with respect to any Material Real Property Lease. To the extent the Company has not made available to Parent a true and correct copy of any Material Real Property Lease as of the date hereof, the Company shall make a true and correct copy of any such Material Real Property Lease available to Parent within five Business Days of the date hereof.

(iii) (A) “Encumbrance” means any mortgage, Lien, easement, covenant, or other restriction, title matter or encumbrance of any kind in respect of such asset, but specifically excludes (1) specified encumbrances that secure Indebtedness as reflected on the Company Financial Statements or other obligations listed on Section 5.1(p)(iii)(A) of the Company Disclosure Letter; (2) any encumbrances for current Taxes, assessments or other governmental charges not yet due and payable or due but not delinquent or that are being contested in good faith through appropriate proceedings; (3) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted; (4) zoning, planning, building and other applicable Laws regulating the use, development and occupancy of real property and Permits, consents and rules under such Laws (other than such matters that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with the Owned Real Property); (5) easements, covenants, conditions, rights of way, encumbrances, restrictions, defects of title and other similar matters, restrictions or exclusions that would be shown by a current title report or other similar report (other than such matters, restrictions or exclusions that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with the Owned Real Property); (6) mechanics’, carriers’, materialmen’s, laborers’ or other like Liens arising or incurred in the ordinary course of business of the Company or of its Subsidiaries as to which there is no default on the part of the Company or any of its Subsidiaries or that are for amounts not then due and payable or delinquent or the amount of which is being contested in good faith by appropriate proceedings; (7) licenses and other rights granted with respect to Intellectual Property entered in the ordinary course of business; and (8) such other matters that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (clauses (1) through (8), collectively, the “Permitted Encumbrances”).

(B) For the purposes of this Agreement, “Indebtedness” of any Person means, as of any specified time, (a) all obligations of such Person for borrowed money to the extent appearing as a liability on a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable to the extent appearing as a liability on a balance sheet of such Person prepared in accordance with GAAP, (c) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions and (d) all obligations of such Person guaranteeing any obligations of any other Person of the type described in the foregoing clauses (b) and (c).

(C) For the purposes of this Agreement, “Intercompany Indebtedness” means Indebtedness owed by any controlled Subsidiary of the Company to the Company or any joint venture set forth on Section 5.1(q)(i)(M) of the Company Disclosure Letter to the Company or any other controlled Subsidiary of the Company or any joint venture set forth on Section 5.1(q)(i)(M) of the Company Disclosure Letter to the Company or any of its Subsidiaries.

(q) Contracts.

(i) Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports or that have expired as of the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any Contract as of the date of this Agreement:

(A) that would be required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) that is a commitment, arrangement or agreement to contribute capital or make additional investments in any other Person, other than any such commitment, arrangement or agreement (x) entered into in the ordinary course of business, (y) with respect to wholly owned Subsidiaries of the Company or (z) pursuant to a Contract binding on the Company or any of its Subsidiaries previously made available to Parent or Merger Sub;

(C) that contain covenants limiting in any material respect the ability of the Company or any of its Subsidiaries to operate in any business or geographic area (other than covenants limiting the ability of the Company or any of its Subsidiaries to open a store within a 10 miles (or less) radius of an existing store) that, following the Merger, would apply to Parent and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries);

(D) that would be required to be disclosed pursuant to Section 404(a) of Regulation S-K under the Exchange Act;

(E) that relates to any acquisition by the Company or any of its Subsidiaries of stock or assets of another Person, other than in the ordinary course of business or purchases of inventory, supplies or materials, pursuant to which the Company or any of its Subsidiaries has “earn out” or other contingent or fixed payment obligations, in each case, that could result in payments in excess of $1 million;

(F) that provides for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is entered into in the ordinary course of business;

(G) that is a material Contract pursuant to which the Company or any of its Subsidiaries grants “most favored nation” status to a third party;

(H) that is an exclusive license or other material Contract under which the Company or any of its Subsidiaries licenses from any third party any Intellectual Property material to the conduct of the business, with annual fees during fiscal year ended January 28, 2011 in excess of $2.5 million, other than off-the-shelf software licenses;

(I) evidencing Indebtedness of the Company or any of its Subsidiaries in excess of $1 million other than Indebtedness in respect of capital leases and Intercompany Indebtedness;

(J) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5 million;

(K) that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement entered into in the ordinary course of business;

(L) that is a settlement, conciliation or similar agreement in existence as of the date hereof with any Governmental Entity or otherwise, in each case pursuant to which the Company or any of its Subsidiaries is obligated to pay consideration after the date of this Agreement in each case in excess of $2.5 million; or

(M) other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture in which the Company or any of its Subsidiaries owns more than a 25% voting or economic interest, or any interest valued at more than $2.5 million without regard to percentage voting or economic interest (each Contract described in clauses (A) through (M) and each Contract filed as an exhibit to the Company SEC Reports prior to the date of this Agreement is referred to herein as a “Company Material Contract”).

(ii) Each of the Company Material Contracts is valid and binding on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Bankruptcy and Equity Exception and except for any such failure to be valid and binding or to be in full force and effect that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. There is no default under any Company Material Contract by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any other party thereto, except in each case as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Complete and correct copies of each Company Material Contract have been made available to Parent prior to the date of this Agreement, except for any Contracts the terms of which prohibit its disclosure to any third party or that have expired as of the date of this Agreement.

(r) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger except that the Company has employed Perella Weinberg Partners LP and Kurt Salmon US Inc. as its financial advisors.

(s) No Other Parent or Merger Sub Representations or Warranties. Except for the representations and warranties set forth in Section 5.2, the Guarantees, the Financing Commitments and the Voting Undertaking, the Company hereby acknowledges and agrees that neither Parent nor Merger Sub nor any of their respective Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries or their respective business or operations, including with respect to any information provided, disclosed or delivered to the Company.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to the Company by Parent prior to or simultaneously with entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign limited liability company, corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority is not, individually or in the aggregate, reasonably likely to prevent or materially impede the ability of Parent and Merger Sub to consummate the Merger, the Carveout Transaction and the other transactions contemplated by this Agreement and the Carveout Transaction Agreement. Parent has made available to the Company complete and correct copies of the certificate of formation, certificate of incorporation, limited liability company agreement and bylaws or comparable governing documents of each of Parent and Merger Sub, each as amended on the date of this Agreement, and each as so made available is in full force and effect.

(b) Authority. The Board of Managers of Parent and the Board of Directors of Merger Sub have approved this Agreement and the Merger and the other transactions contemplated hereby. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute, deliver and perform its obligations under this Agreement (other than adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption will occur immediately following the execution of this Agreement pursuant to Section 6.13(b)) and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Except for (A) compliance with, and filings under, the HSR Act, as amended, and the rules and regulations thereunder; (B) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of the Proxy Statement; (C) compliance with, and filings under, the applicable requirements of Antitrust Law, competition Law or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States; (D) the filing of the Delaware Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware; (E) compliance with the applicable requirements of the NYSE; (F) notices, reports, filings, consents, registrations, permits or authorizations required in connection with the Carveout Transaction; and (G) such other items as disclosed in Section 5.2(c)(i) of the Parent Disclosure Letter (the items set forth above in clauses (A) through (G), the “Parent Required Governmental Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation of the Merger and the other transactions contemplated by this Agreement, other than such items that the failure to make or obtain, as the case may be, is not, individually or in the aggregate, reasonably likely to prevent or materially impede the consummation of the Merger, the Carveout Transaction or the other transactions contemplated by this Agreement or the Carveout Transaction Agreement.

(ii) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the respective certificates of incorporation, bylaws or comparable governing documents of Parent or Merger Sub; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any of their respective obligations under or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to any Contract binding upon Parent or Merger Sub, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.2(c)(i), under any Law to which Parent or Merger Sub is subject; or (C) any change in the rights or obligations of any party under any Contract binding upon Parent or Merger Sub, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to prevent or materially impede the consummation of the Merger, the Carveout Transaction or the other transactions contemplated by this Agreement or the Carveout Transaction Agreement.

(d) Litigation. There are no Actions pending, or to the Knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except those that, individually or in the aggregate, are not reasonably likely to prevent or materially impede the ability of Parent and Merger Sub to consummate the Merger, the Carveout Transaction or the other transactions contemplated by this Agreement or the Carveout Transaction Agreement.

(e) Financing; Available Funds. Parent has delivered to the Company true, complete and correct copies of (i) the commitment letters, each dated as of the date hereof, from the financial institutions (the “Financing Sources”, which term shall, for the avoidance of doubt, include the financial institutions providing the debt financing for the Carveout Transaction) identified therein (the “Debt Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (including funding of the Exchange Fund) and related fees and expenses and the refinancing of certain outstanding Indebtedness of the Company (the “Debt Financing”), and (ii) the equity commitment letters, each dated as of the date hereof, from each of Blum and Golden Gate (the “Equity Providers”), pursuant to which the Equity Providers have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amount (the “Equity Financing” and, together with the Debt Financing, the “Financing”) set forth therein (the “Equity Financing Commitments” and, together with the Debt Financing Commitments, the “Financing Commitments”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated and as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect. Except for fee letters relating to fees with respect to the Debt Financing (complete copies of which have been provided to the Company, with only fee and certain other terms redacted (the “Redacted Fee Letter”)), provided that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing, as of the date of this Agreement there are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the Financing other than the Financing Commitments delivered to the Company prior to the date of this Agreement. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date of this Agreement and, as of the date hereof, the Financing Commitments are in full force and effect and are legal, valid, binding and enforceable obligations of Parent, Merger Sub, the Carveout Purchaser or the Affiliates of Parent and Merger Sub, in each case to the extent party thereto, as applicable, and, to the Knowledge of Parent and Merger Sub, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments. As of the date hereof, assuming the accuracy of the representations and warranties of the Company set forth in Section 5.1 in all material respects, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Affiliates of Parent or Merger Sub party thereto or, to the Knowledge of Parent and Merger Sub, any other party thereto under any of the Financing Commitments. As of the date hereof, assuming the accuracy of the representations and warranties of the Company set forth in Section 5.1(b)(i) (other than such inaccuracies as are de minimis relative to Section 5.1(b)(i) taken as a whole), Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or the Financing will not be available at the Closing. Assuming (w) the Financing Commitments are funded in accordance with their terms (after giving effect to the flex provisions), (x) the accuracy of the representations and warranties set forth in Section 5.1(b)(i) (other than such inaccuracies as are de minimis relative to Section 5.1(b)(i) taken as a whole) and (y) the performance in all material respects by the Company of its obligations under this Agreement, Parent and Merger Sub will have at and after the Closing funds sufficient to (i) pay the aggregate Per Share Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, (iii) pay for any refinancing of any outstanding Indebtedness of the Company contemplated by this Agreement or the Financing Commitments and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

(f) Guarantees. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantees duly executed by the Guarantors in favor of the Company. Each Guarantee is in full force and effect and constitutes a valid and binding obligation of the Guarantor party thereto, enforceable against such Guarantor and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any such Guarantor under the Guarantee to which it is a party.

(g) Capitalization. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent free and clear of all Liens. Neither Parent nor Merger Sub has conducted any business prior to the date of this Agreement and neither Parent nor Merger Sub has any, and prior to the Effective Time will not have any, assets, liabilities or obligations of any nature other than those as may be incident to their formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

(h) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability in a circumstance where the Merger is not consummated.

(i) Ownership of Shares. Neither Parent nor Merger Sub nor any of their “affiliates” or “associates” is, and at no time during the last three years has been, an “interested stockholder” of the Company, as such quoted terms are defined in Section 203 of the DGCL. Neither Parent nor Merger Sub nor any of their “Affiliates” or “Associates” is, nor at any time during the last three years has been, an “Interested Stockholder”, as such quoted terms are defined in Article TENTH of the Company’s certificate of incorporation. As of the date of this Agreement, Parent, Merger Sub and their respective Affiliates, including Wolverine, Blum and Golden Gate beneficially own (as used in this Agreement, “beneficial ownership” means beneficial ownership as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act) the Shares set forth on Section 5.2(i) of the Parent Disclosure Letter (the “Parent Shares”). As of the date of this Agreement, neither Parent nor Merger Sub “owns” any shares of capital stock of the Company other than the Parent Shares, as such quoted term is defined in Section 203 of the DGCL.

(j) Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) (A) any stockholder of the Company (other than Parent and its Affiliates) would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration, (B) except as set forth in Section 6.13, any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or any stockholder of the Company agrees to vote against any Superior Proposal; or (ii) any current employee of the Company has agreed to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment Contracts in effect as of the date of this Agreement), (y) contribute or rollover any portion of such employee’s Shares, Company Stock Options, Company Restricted Stock and/or Phantom Stock Units to the Company or its Subsidiaries or Parent or any of its Affiliates or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or any of its Affiliates.

(k) Solvency. Assuming (i) the accuracy of the representations and warranties of the Company set forth in Section 5.1(e), (ii) the accuracy of the financial information provided to Parent by the Company prior to the date hereof and (iii) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the Merger, the Carveout Transaction and the other transactions contemplated by this Agreement and the Carveout Transaction Agreement, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Merger, the Carveout Transaction and the other transactions contemplated by this Agreement and the Carveout Transaction Agreement. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(l) No Other Company Representations or Warranties. Except for the representations and warranties set forth in Section 5.1, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided, disclosed or delivered to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any other Person, or the use by Parent, Merger Sub or any other Person, of any such information provided or made available to them by the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans, cost-related plans or other material provided or made available to Parent, Merger Sub or any other Person in certain “data rooms,” confidential information memoranda, management presentations or due diligence discussions in anticipation or contemplation of any of the transactions contemplated by this Agreement.

(m) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations, including with respect to any information provided, disclosed, delivered or made available to Parent or Merger Sub. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and cost-related plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that none of the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) From the date of this Agreement and until the Effective Time or the earlier termination of this Agreement, except (v) in connection with the Carveout Transaction, (w) as set forth in Section 6.1(a) of the Company Disclosure Letter, (x) as otherwise expressly contemplated or permitted by this Agreement (including Section 6.17), (y) to the extent consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (z) as required by applicable Law, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause the business of it and its Subsidiaries to be conducted in the ordinary course of business and it shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations with Governmental Entities, customers, suppliers, distributors, employees and business associates. Notwithstanding the generality of the foregoing, and subject to the exceptions set forth in clauses (w), (x), (y) and (z) of the immediately preceding sentence, the Company shall not and shall not permit its Subsidiaries to:

(i) amend the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries;

(ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any property or assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $5 million in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement that have been made available to Parent prior to the date of this Agreement;

(iii) merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock or securities convertible, exchangeable or exercisable therefor (collectively, “Equity Interests”) of the Company or any of its Subsidiaries (including any Company Stock Options, Company Restricted Stock, Stock Appreciation Rights, Performance Share Units, Phantom Stock Units, Phantom Stock Appreciation Units, Time Stock Appreciation Rights or Performance Stock Appreciation Rights), except issuances or dispositions of (A) Shares pursuant to Company Stock Options, Stock Appreciation Rights or Performance Share Units outstanding on the date of this Agreement under the Company Plans, (B) Shares in connection with the matching of contributions under the Company’s 401(k) Plans, (C) Shares or options or rights to acquire Shares in connection with grants or awards of stock based compensation made in accordance with Section 6.1(a)(ix) hereof or (D) Equity Interests pursuant to the Rights Agreement;

(v) declare, set aside, establish a record date for, or pay any dividends on or make any other distributions (whether payable in cash, stock, property or a combination thereof) in respect of any of the capital stock, other than any dividends from any wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company;

(vi) reclassify, split, combine, subdivide, repurchase, redeem or otherwise acquire, directly or indirectly, any of the Equity Interests, except for (A) redemptions, purchases or acquisitions pursuant to the exercise or settlement of Company Stock Options, Stock Appreciation Rights, Performance Share Units, employee severance, retention, termination, change of control and other contractual rights existing on the date of this Agreement on the terms in effect on the date of this Agreement, including with respect to Company Restricted Stock or (B) pursuant to the Rights Agreement;

(vii) except as contemplated by the terms of this Agreement, including pursuant to Section 6.18, (A) incur, issue or modify in any material respect the terms of any Indebtedness for borrowed money, or assume, prepay, (except as required pursuant to the terms of any Indebtedness currently outstanding), defease, cancel, acquire, guarantee or endorse, or otherwise become responsible for (whether directly or indirectly, contingently or otherwise), the indebtedness of any Person, (B) issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries or (C) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money (in each case, for the avoidance of doubt, excluding trade payables, capitalized lease obligations, or obligations issued or assumed as consideration for services or property, including inventory), except for (1) Indebtedness incurred under the Second Amended and Restated Loan and Guaranty Agreement, dated August 16, 2011, by and among Collective Brands Financial, Inc., the Guarantors signatory thereto, the Lenders signatory thereto, Wells Fargo Retail Finance, LLC and Citigroup Global Markets, Inc. (the “Revolving Credit Facility”), (2) letters of credit issued pursuant to the Revolving Credit Facility or otherwise issued in the ordinary course of business, (3) interest rate and other hedging arrangements on customary commercial terms in the ordinary course of business and (4) Indebtedness owed by any controlled Subsidiary of the Company to the Company; provided that the Company and its Subsidiaries shall not materially increase or decrease any intercompany payables or receivables except at or in connection with the Closing as contemplated by or required to accomplish the Carveout Transaction;

(viii) grant or incur any Lien material to the Company and its Subsidiaries, other than (A) Permitted Encumbrances; (B) pledges or deposits by the Company or any of its Subsidiaries in the ordinary course of business under workmen’s compensation Laws, unemployment insurance Laws or similar Laws; (C) good faith deposits in connection with Contracts (other than for the payment of Indebtedness) to which the Company or one of its Subsidiaries is a party, in each case, in the ordinary course of business; (D) Liens that may be incurred or granted pursuant to or in accordance with the terms of any Indebtedness in effect as of the date hereof, in connection with any Indebtedness permitted pursuant to Section 6.1(a)(vii) or (E) pursuant to licenses or sublicenses of Intellectual Property granted in the ordinary course of business;

(ix) except as required pursuant to agreements in effect prior to the date of this Agreement, or as otherwise required by applicable Law, (A) grant, pay or agree to pay any severance or termination payments or any benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries, except in the case of employees who are not executive officers of the Company, in the ordinary course of business consistent with past practice, (B) increase the compensation or bonus (or grant, pay or agree to pay bonuses) to any current or former director, officer or employee of the Company or any of its Subsidiaries, except in the case of employees who are not executive officers of the Company, in the ordinary course of business consistent with past practice, (C) increase pensions or welfare benefits of any current or former director, officer or employee of the Company or any of its Subsidiaries, except in the case of employees who are not executive officers of the Company, in the ordinary course of business, (D) establish, adopt, terminate or materially amend any Company Plan or materially amend the terms of any Equity Awards, or enter into any new, or amend any existing change in control arrangements or retention, retirement or similar agreements with any new, current or former director, officer or employee of the Company or any of its Subsidiaries, (E) accelerate the vesting or payment of or take action to fund, any compensation payable or benefits to become payable or provided to any current or former director, officer or employee of the Company or any of its Subsidiaries, except as otherwise provided in this Agreement, (F) enter into any new, or amend any existing, employment agreements with any new, current or former director, officer or employee of the Company or any of its Subsidiaries except in the case of employees who are not executive officers of the Company, in the ordinary course of business consistent with past practice and with an annual base salary and incentive compensation opportunity not to exceed $175,000 or (G) grant or make any equity awards that may be settled in Shares, preferred shares, or any Equity Interest or any other securities of the Company or any of its Subsidiaries, or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares, preferred shares, Equity Interests or other Company securities or Subsidiary securities;

(x) other than in the ordinary course of business, (A) make or change any material Tax election, (B) change the Company’s or any Subsidiary of the Company’s method of accounting for Tax purposes, (C) file any material amended Tax Return, (D) settle, concede, compromise or abandon any material Tax claim or assessment, (E) surrender any right to a refund of material Taxes or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material Taxes;

(xi) except as required by GAAP, a Governmental Entity or applicable Law, make any material changes to accounting policies or principles;

(xii) except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any Person, other than (i) to or in the Company or to or in any direct or indirect controlled Subsidiary of the Company or (ii) to or in franchise partners or wholesale customers;

(xiii) (A) enter into any Contract that would have been a Company Material Contract pursuant to subsections (C), (D), (E), (F), (G), (J), (K) or (M) of Section 5.1(q)(i) had it been entered into prior to the date of this Agreement, (B) terminate, materially amend or waive any material rights under any Company Material Contract or any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, in each case in a manner materially adverse to the Company and its Subsidiaries, excluding any termination upon expiration of a term in accordance with the terms of such Company Material Contract, or (C) except in the ordinary course of business, waive any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company, under any Company Material Contract; provided, in each case, that the Company and its Subsidiaries shall be permitted to renew or replace any Company Material Contract with one or more Contracts on substantially similar terms;

(xiv) transfer, sell, lease, license, assign, mortgage, pledge, divest or otherwise dispose of any entity or material assets, product lines, rights or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, in each case having a current value of $2,000,000 individually or $5,000,000 for all such transactions in the aggregate, other than (A) inventory, supplies and other assets in the ordinary course of business, (B) pursuant to Contracts in effect prior to the date of this Agreement that have been made available to Parent prior to the date of this Agreement or (C) pursuant to licenses or sublicenses of Intellectual Property granted in the ordinary course of business;

(xv) except for the expenditures contemplated by the capital budgets set forth in Section 6.1(a)(xv) of the Company Disclosure Letter or for expenditures required by Law or in response to casualty loss or property damage, make or authorize any capital expenditures;

(xvi) other than pursuant to Section 6.16, waive, release, settle or compromise any pending or threatened litigation, arbitration, claim (excluding ordinary course disputes with vendors in which no litigation or arbitration commences) or action against the Company or any of its Subsidiaries other than settlements or compromises of any litigation, arbitration, claim or action (A) where the amount paid in an individual settlement or compromise by the Company (and not including any amount paid by the Company’s insurance carriers or third parties) does not exceed $1,000,000 individually or $5,000,000 in the aggregate or (B) that would impose any material restrictions on the business or operations of the Company or its Subsidiaries; provided that the foregoing clause (A) will not restrict the Company’s ability to settle any ordinary course claim involving a settlement amount not in excess of $100,000;

(xvii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xviii) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice, unless the Company determines in its reasonable commercial judgment that the form or amount of such insurance should be modified; or

(xix) agree, authorize or commit to do any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing actions.

(b) Neither Parent nor Merger Sub shall knowingly take or permit any of their Affiliates to take any action that could reasonably be expected to prevent or materially impede the consummation of the Merger, the Carveout Transaction or the other transactions contemplated by this Agreement and the Carveout Transaction Agreement.

(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Affiliates’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation.

(i) The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal;

(B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal, except to notify such Person of the existence of this Section 6.2;

(C) enter into any agreement or agreement in principle with respect to any Acquisition Proposal other than a confidentiality agreement referred to in Section 6.2(a)(ii);

(D) grant any waiver, amendment or release under any standstill or confidentiality agreement or fail to use reasonable efforts to enforce any standstill or confidentiality agreement with respect to any equity securities of the Company; or

(E) otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal.

The Company and its Subsidiaries shall, and shall cause its and its Subsidiaries’ officers and directors to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, cease immediately any discussions or negotiations, if any, with any Person (other than Parent, Merger Sub and their respective Representatives) conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall promptly request that any such Person in possession of confidential information about the Company that was furnished by or on behalf of the Company return or destroy all such information in accordance with the terms of the confidentiality agreement with such Person.

(ii) Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, if the Company or its Representatives receive a written Acquisition Proposal from any Person, the Company and its Representatives may (A) contact such Person to clarify the terms and conditions thereof; (B) provide information (including non-public information concerning the Company and its Subsidiaries) in response to a request therefor by such Person if the Company receives from such Person an executed confidentiality agreement on terms not more favorable to such Person in any material respect than the terms contained in any of the Confidentiality Agreements (it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal to the extent such Acquisition Proposal is made directly to the Company); provided that the Company shall promptly (and in any event within 24 hours) make available to Parent any material non-public information concerning the Company and its Subsidiaries that the Company made available to any Person given such access which was not previously made available to Parent; (C) engage or participate in any discussions or negotiations with such Person; and (D) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (B), (C) or (D) above, the Board of Directors of the Company or any committee thereof determines in good faith after consultation with its outside legal counsel that such action could be required by the directors’ fiduciary duties under applicable Law, (y) in each such case referred to in clause (B) or (C) above, the Board of Directors of the Company or any committee thereof has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (D) above, the Board of Directors of the Company or any committee thereof determines in good faith after consultation with its financial advisor that such Acquisition Proposal is a Superior Proposal.

(b) For the purposes of this Agreement:

(i) “Acquisition Proposal” means (A) any proposal or offer with respect to a merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving the Company and/or any of its Subsidiaries or (B) any acquisition by any Person resulting in, or proposal or offer to acquire by tender offer, share exchange, stock or asset purchase or in any other manner, which if consummated would result in any Person or group of Persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, (1) 15% or more of the total voting power or of any class of equity securities of the Company or (2) 15% or more of the consolidated total assets measured by fair market value (including equity securities of its Subsidiaries), of the Company.

(ii) “Superior Proposal” means a bona fide Acquisition Proposal (with the percentages set forth in the definition of such term in subsections (B)(1) and (B)(2) thereof changed from 15% to 75% that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel, (A) is reasonably likely to be consummated in accordance with its terms), and (B) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement, in the case of clauses (A) and (B), after taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal (including the financing thereof).

(c) No Change of Recommendation or Alternative Acquisition Agreement.

(i) The Board of Directors of the Company and each committee thereof shall not:

(A) (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or (ii) approve, recommend or otherwise declare advisable or propose to approve, recommend or otherwise declare advisable or resolve to approve, recommend or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal (it being understood that the Board of Directors of the Company may take no position with respect to an Acquisition Proposal until the close of business as of the 10th Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification); or

(B) except as expressly permitted by Section 8.3(a), cause or permit the Company to enter into any letter of intent, acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.2(a)(ii)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the Board of Directors of the Company and any committee thereof may (A) withhold, withdraw, qualify or modify the Company Recommendation or (B) approve, recommend or otherwise declare advisable any Acquisition Proposal that the Board of Directors of the Company or any committee thereof determines in good faith is a Superior Proposal made after the date of this Agreement, in the case of clauses (A) and (B), if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside counsel, that such action could be required by the directors’ fiduciary duties under applicable Law (any action described in clauses (A) and (B), a “Change of Recommendation”), and thereafter may also take action pursuant to Section 8.3(a); provided, however, that the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal unless and until (x) the Company notifies Parent in writing, at least three Business Days in advance, that the Company’s Board of Directors intends to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal, in either case subject only to compliance with this proviso, which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and shall attach the agreement and all material related documentation providing for such Superior Proposal; (y) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or taking any action pursuant to Section 8.3(a) with respect to a Superior Proposal, the Company shall negotiate in good faith with Parent during such three Business Day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement, the Financing Commitments and the Guarantees as would permit the Board of Directors of the Company not to effect a Change of Recommendation in connection with a Superior Proposal or to take such action pursuant to Section 8.3(a) in response to a Superior Proposal; and (z) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement, the Financing Commitments and the Guarantees offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect; provided that in the event the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall notify Parent in writing of such modified Acquisition Proposal and shall again comply with this Section 6.2(c), except that the Company’s advance written notice obligation shall be reduced to two Business Days (rather than the three Business Days otherwise contemplated by this Section 6.2(c)) and the time the Company shall be permitted to effect a Change of Recommendation in connection with a Superior Proposal shall be reduced to the time that is two Business Days after it has provided such written notice (rather than the time that is the three Business Days otherwise contemplated by this Section 6.2(c)).

(d) Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) complying with its disclosure obligations under United States federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) or (iii) making accurate disclosure to the Company’s stockholders of any factual information regarding the business, financial condition or results of operations of the Company, Parent or Merger Sub or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal; provided, however, that the Board of Directors of the Company or any committee thereof shall not make a Change of Recommendation except in accordance with Section 6.2(c).

(e) Notice. The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Subsidiaries or any of their respective Representatives indicating, in connection with such notice, the identity of the Person or group of Persons making the Acquisition Proposal or seeking such information or discussions or negotiations and including a written summary of the material terms and conditions of any requests, proposals, offers constituting Acquisition Proposals that are not made in writing and copies of any written requests, proposals or offers constituting Acquisition Proposals, including proposed agreements that are made in writing, and thereafter shall keep Parent reasonably informed, on a prompt basis (and, in any event, within 24 hours with respect to a change in price and within 48 hours in the case of any other change) of the terms of any such modification (including any amendments thereto or any change to the scope, terms or conditions thereof) and the status of any such discussions or negotiations relating thereto. The Company agrees that neither it nor any of its Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

6.3. Proxy Filings; Information Supplied. The Company shall, as promptly as practicable after the date of this Agreement, prepare and file in preliminary form the Proxy Statement with the SEC. The Company agrees that as of the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, (a) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (b) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub agree that none of the information supplied by either of them or any of their Affiliates for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.4. Stockholders Meeting. Subject to fiduciary obligations under applicable Law, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all reasonable action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the date on which the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement to consider and vote upon the adoption of this Agreement; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Stockholders Meeting, but no longer than reasonably necessary, (a) with the consent of Parent; (b) for the absence of a quorum; (c) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Board of Directors of the Company or any committee thereof has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting; (d) if required by Law; or (e) if the Company has provided a written notice to Parent and Merger Sub pursuant to Section 6.2(c)(ii) that it intends to make a Change of Recommendation in connection with a Superior Proposal or take action pursuant to Section 8.3(a) with respect to a Superior Proposal, until a date that is two Business Days after the deadline contemplated by Section 6.2(c)(ii) with respect to such notice or subsequent notice(s) if the Acquisition Proposal is modified during such two Business Day period. Subject to Section 6.2, the Board of Directors of the Company and any committee thereof shall recommend such adoption, shall include the Company Recommendation in the Proxy Statement and shall take all reasonable lawful action to solicit such adoption of this Agreement. Notwithstanding any Change of Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Article VIII, this Agreement shall be submitted to the holders of Shares at the Stockholders Meeting for the purpose of adopting this Agreement.

6.5. Filings; Other Actions; Notification.

(a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. The Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation. Subject to the terms and conditions set forth in this Agreement, including Section 6.5(e) below, the Company, Wolverine and Parent shall cooperate with each other and use (and shall cause their respective Affiliates (in the case of Wolverine, other than Parent) to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Information. Subject to applicable Laws, the Company, Wolverine and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates (in the case of Wolverine, other than Parent), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger, the Carveout Transaction and the transactions contemplated by this Agreement and the Carveout Transaction Agreement, including under the HSR Act and any other applicable Antitrust Law.

(d) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company, Wolverine and Parent each shall keep each other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement and the Carveout Transaction Agreement, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Affiliates (in the case of Wolverine, other than Parent), from any third party and/or any Governmental Entity with respect to the Merger, the Carveout Transaction and the transactions contemplated by this Agreement and the Carveout Transaction Agreement. Neither the Company nor Wolverine nor Parent shall permit any of its Affiliates (in the case of Wolverine, other than Parent), officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger, the Carveout Transaction and the transactions contemplated by this Agreement and the Carveout Transaction Agreement unless it consults with each other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e) Antitrust Matters.

(i) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company, Parent and the Carveout Purchaser agree to take or cause to be taken the following actions:

(A) as soon as practicable, and in any event, no later than 15 Business Days following the date of this Agreement, to file the initial pre-merger notifications with respect to this Agreement and the Carveout Transaction Agreement and the transactions contemplated herein and therein, if required, under the HSR Act for each of Parent, the Company and the Carveout Purchaser, in each such case, requesting early termination of the waiting period with respect to the Merger and the Carveout Transaction, and to file as soon as practicable any other applicable notifications or other forms necessary and required to obtain any consents, clearances or approvals under or in connection with any other Antitrust Law;

(B) to promptly provide to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (a “Governmental Antitrust Entity”) non-privileged information and documents requested by any such Governmental Antitrust Entity in connection with obtaining any such approval of such Governmental Antitrust Entity that is necessary, proper or advisable to permit consummation of the Merger, the Carveout Transaction and the other transactions contemplated by this Agreement and the Carveout Transaction Agreement;

(C) to use reasonable best efforts to take, and to cause each of its Subsidiaries (in the case of the Carveout Purchaser, other than Parent) to take, any and all actions reasonably necessary to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law, enable all waiting periods under any Antitrust Law to expire and avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to enable the Merger, the Carveout Transaction and the other transactions contemplated hereby to occur prior to the Termination Date, including promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity; and

(D) to refrain from entering into any agreement, arrangement or other understanding to acquire any assets or properties that would prevent or materially delay receipt of any Company Required Governmental Approvals or Parent Required Governmental Approvals or prevent or materially impede the Closing.

(ii) In furtherance and not in limitation of the undertakings pursuant to this Section 6.5, if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby (including the Carveout Transaction) as violative of any Law or which would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or that would reasonably be expected to prevent or materially impede the consummation of the Merger, the Carveout Transaction or the other transactions contemplated by this Agreement and the Carveout Transaction Agreement, each of Parent, the Company and the Carveout Purchaser and their respective Affiliates shall use their respective reasonable best efforts to contest, resist and resolve any such objections or Actions, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger, the Carveout Transaction or the other transactions contemplated by this Agreement so as to permit consummation of the transactions contemplated by this Agreement and the Carveout Transaction Agreement.

(iii) Notwithstanding the foregoing, Parent shall take, and cause its Affiliates to take, and Wolverine shall take, and cause its Affiliates (other than Parent) to take, any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to consummate the Merger, the Carveout Transaction or the other transactions contemplated by this Agreement or the Carveout Transaction Agreement, including (A) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity; (B) subject to Section 6.5(e)(iv), if necessary to obtain clearance by any Governmental Entity, offering, negotiating, committing to and effecting, by consent decree, a hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products, leases, businesses or other operations or interests therein of the Company or Parent or either’s respective Subsidiaries or Affiliates and (C) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party to consummate the Merger, the Carveout Transaction or the other transactions contemplated by this Agreement or the Carveout Transaction Agreement and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

(iv) Notwithstanding anything to the contrary in this Section 6.5, neither this Section 6.5, nor the “reasonable best efforts” standard shall require, or be construed to require, in order to obtain any required consent, clearance or approval from any Governmental Entity or otherwise, Blum, Golden Gate, Wolverine, Parent, the Company or any of their respective Affiliates (in the case of Wolverine, other than Parent) (the “Covered Parties”) to (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate, or propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumberment, or holding separate, before or after the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of any of the Covered Parties or (B) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of any of the Covered Parties, if such action listed in subsections (A) or (B) above would reasonably be expected to have a material adverse effect on such Covered Party, it being understood that “material adverse effect” shall be determined at the level of, and shall be measured as to, what would have, or would reasonably be expected to have, a “material adverse effect” on (1) the PLG Business, taken as a whole, or (2) the PSS Business, taken as a whole.

(v) Wolverine, Parent and the Company will not withdraw and refile their respective initial filings under the HSR Act or any other Antitrust Law unless each other party has consented in advance to such withdrawal and refiling. Nothing in this Agreement shall require the Company or its Affiliates, or Parent, Merger Sub and their respective Affiliates, to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

(vi) For purposes of this Agreement, “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

6.6. Access and Reports.

(a) Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other persons designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreements. No investigation pursuant to this Section 6.6 or by Parent or its Representatives at any time prior to or following the date of this Agreement shall affect or be deemed to modify any representation or warranty made by the Company herein.

(b) This Section 6.6 shall not require the Company or its Subsidiaries to permit any access, or to disclose (i) any information that, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company, is reasonably likely to result in any violation of any Law or any Contract to which the Company or its Subsidiaries is a party or cause any privilege (including attorney-client privilege) that the Company or its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in the Company’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect the Company’s position in any pending or, what the Company believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation, (ii) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto or (iii) any information that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such disclosure; provided that, in the case of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be reasonably likely to result in the violation of any such Law or Contract or be reasonably likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of Parent could be provided access to such information.

(c) The information provided pursuant to this Section 6.6 shall be used solely for the purpose of the Merger and the other transactions contemplated hereby (including the Carveout Transaction), and such information shall be kept confidential in accordance with the terms and conditions of, the Confidentiality Agreements.

6.7. Stock Exchange De-listing. The Surviving Corporation shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.8. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter (unless and until a Change of Recommendation occurs pursuant to Section 6.2(c)) Wolverine, Parent (and Parent shall cause Blum and Golden Gate and their affiliated investment funds and use its reasonable best efforts to cause its other Affiliates) and the Company each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.9. Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the earlier of (i) the expiration of 12 months following the Closing Date or (ii) December 31, 2013, each employee of the Company and its Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Affected Employees”) will be provided with (A) base salary and annual and long-term cash bonus opportunities which are no less than the base salary and annual and long-term cash bonus opportunities provided by the Company and its Subsidiaries to each such Affected Employee immediately prior to the Effective Time, (B) employee benefits (other than defined benefit pension benefits, equity based benefits, and as otherwise provided in this Section 6.9) that are substantially similar in the aggregate to those provided by the Company and its Subsidiaries to each such Affected Employee under the Company Plans in effect immediately prior to the Effective Time and (C) severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to each such Affected Employee under the Company Plans in effect immediately prior to the Effective Time.

(b) With respect to any employee benefit plans maintained by Parent (collectively, “Parent Benefit Plans”) which the Affected Employees are entitled to participate in as of the Effective Time, Parent shall cause the Parent Benefit Plans to take into account for purposes of eligibility and vesting (other than vesting of future equity awards) and for purposes of determining amounts of severance, or future vacation or other paid time off accrual (but not for benefit accrual purposes under any qualified defined benefit pension plan) thereunder, service for the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries (except to the extent it would result in a duplication of benefits with respect to the same period of service). In the event of any change in the welfare benefits provided to Affected Employee following the Effective Time, Parent shall, and shall cause its direct and indirect Subsidiaries (including the Surviving Corporation) to use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any welfare benefit plan in which an Affected Employee is eligible to participate on or after the Effective Time and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time under the terms of any corresponding Company Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Effective Time occurs under any welfare benefit plan in which the Affected Employee participates on and after the Effective Time.

(c) Parent agrees that for the year in which the Effective Time occurs, it shall provide Annual Incentive Plan cash bonus opportunities that are not less than the threshold, target and maximum annual cash bonus opportunities in effect as of the Effective Time and performance metrics relative to such opportunities that are substantially comparable to the existing Annual Incentive Program performance metrics as reasonably adjusted in good faith following the Effective Time to reflect changes in corporate structure, the Merger or the Carveout Transaction.

(d) Parent agrees that following the Effective Time, it shall provide long-term incentive performance-based cash program (the “LTIP”) opportunities in respect of outstanding LTIP award cycles that are not less than the threshold, target and maximum LTIP opportunities as in effect as of the Effective Time and performance metrics relative to such opportunities that are substantially comparable to the existing LTIP performance metrics as reasonably adjusted in good faith following the Effective Time to reflect changes to corporate structure, the Merger or the Carveout Transaction.

(e) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Company Plan that contains such terms will occur upon the Effective Time.

(f) Parent shall, and shall cause the Surviving Corporation and any successor thereto to honor, assume, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the plans, policies and agreements identified in Section 6.9(f) of the Company Disclosure Letter in accordance with their terms as well as the terms set forth on Section 6.9(f) of the Company Disclosure Letter.

(g) Parent hereby acknowledges and recognizes that, as of the Effective Time, all of the Company’s and/or the Company’s Affiliates’ contractual obligations with the unions representing bargaining unit employees of the Company or its Affiliates will continue, including all contractual obligations under applicable collective bargaining agreements, as listed in Section 5.1(m) of the Company Disclosure Letter (subject to future bargaining between the unions and the Company or the Company’s Affiliates).

(h) For purposes of Section 6.9 (other than 6.9(e)), each reference to “Parent” shall be deemed to also be a reference to “Wolverine” and each reference to Parent shall also be a reference to the Subsidiary of Wolverine that is party to the Carveout Transaction Agreement to the extent applicable with respect to the PLG Business in connection with the Carveout Transaction.

(i) The parties agree that all provisions in this Section 6.9 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall (i) constitute an amendment to any Parent Benefit Plan, Company Plan or any other applicable employee benefit arrangement, (ii) create any third party beneficiary rights (x) in any other Person, or (y) to continued employment with Parent, Company or any of their Affiliates or Subsidiaries or (iii) shall alter or limit Parent’s, the Company’s or any of their Affiliates’ or Subsidiaries’ ability to amend, modify or terminate, in accordance with the terms of such plan, any particular benefit plan, program, agreement or arrangement.

6.10. Expenses. Except as otherwise expressly provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except expenses incurred in connection with Parent’s indemnification and reimbursement obligations pursuant to Section 6.14(c) and Section 6.19.

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent will also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the Merger and the other transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided that the Person to whom Costs are advanced provides an undertaking to repay such Costs if it is ultimately determined that such Person is not entitled to indemnification.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for the Indemnified Parties, and (ii) the Company’s existing fiduciary and employment practices liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Indemnified Parties as the Company’s existing policies with respect to any matters that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the cost of the annual premium amount for such “tail” insurance policies does not exceed an amount equal to 300% of the annual premiums currently paid by the Company for such insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, who are third party beneficiaries of this Section 6.11.

(e) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, bylaws or comparable governing documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

6.12. Takeover Statutes. The Company shall use its reasonable best efforts to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company, Parent and their respective Boards of Directors shall each use reasonable best efforts to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise eliminate or minimize the effects of such Takeover Statute on this Agreement.

6.13. Parent Vote.

(a) Parent and Wolverine shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Parent Shares in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting), subject to the limitations set forth in the Voting Undertaking.

(b) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

(c) Parent hereby waives and shall use its reasonable best efforts to cause its Affiliates to waive, and Wolverine shall waive, to the full extent of the Law, and Parent hereby agrees and shall use its reasonable best efforts to cause its Affiliates to agree, and Wolverine shall agree, not to assert any appraisal rights pursuant to Section 262 of the DGCL or assert any rights to dissent or otherwise in connection with the Merger with respect to any and all Parent Shares.

6.14. Financing.

(a) Parent, and, solely with regard to the debt financing for the Carveout Transaction (the “Carveout Financing”), the Carveout Purchaser shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions (including the flex provisions) described in the Financing Commitments and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Financing Commitments if such amendment, modification or waiver would (x) reduce the aggregate amount of the Debt Financing or (y) impose new or additional conditions or otherwise amend, modify or expand any conditions precedent to the receipt of the Debt Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing, (II) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (III) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby (provided, however, that Parent, Merger Sub and, solely with regard to the Carveout Financing, the Carveout Purchaser may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date of this Agreement). Each of Parent, Merger Sub and, solely with regard to the Carveout Financing, the Carveout Purchaser shall use reasonable best efforts to (i) maintain in effect the Debt Financing Commitments (including by consummating the financing pursuant to the terms of the Equity Financing Commitments) until the transactions contemplated by this Agreement are consummated, (ii) satisfy on a timely basis all conditions and covenants applicable to Parent, Merger Sub and, solely with regard to the Carveout Financing, the Carveout Purchaser in the Financing Commitments and otherwise comply with its obligations thereunder, (iii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitments, (iv) upon satisfaction of the conditions contained in the Financing Commitments, consummate the Financing at Closing, and (v) enforce its rights under the Debt Financing Commitments. Without limiting the generality of the foregoing, Parent, Merger Sub and, solely with regard to the Carveout Financing, the Carveout Purchaser shall give the Company prompt notice (which shall in no event be more than two Business Days from their knowledge thereof): (A) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment or definitive document related to the Financing; (B) of the receipt of any written notice or other written communication from any Person with respect to any: (1) breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitment or any definitive document related to the Financing or (2) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto); and (C) if Parent or Merger Sub will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment or the definitive documents related to the Financing. As soon as reasonably practicable, but in any event within two Business Days after the date the Company delivers Parent, Merger Sub or, solely with regard to the Carveout Financing, the Carveout Purchaser a written request, Parent, Merger Sub or, solely with regard to the Carveout Financing, the Carveout Purchaser, shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence; provided that in no event will Parent, Merger Sub or, solely with regard to the Carveout Financing, the Carveout Purchaser be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Parent, Merger Sub or, solely with regard to the Carveout Financing, the Carveout Purchaser shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege. If any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions contained in the Redacted Fee Letter) contemplated in the Debt Financing Commitments, Parent or, solely with regard to the Carveout Financing, the Carveout Purchaser shall use its respective reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms not materially less favorable from the standpoint of Parent, Merger Sub and the Company than those in the Financing Commitments (taking into account the flex provisions) as promptly as practicable following the occurrence of such event but no later than the Business Day immediately prior to the Closing Date. Parent or, solely with regard to the Carveout Financing, the Carveout Purchaser shall promptly provide a true, correct and complete copy of each alternative financing commitment (together with a redacted copy of any related fee letter) to the Company. The Carveout Purchaser represents and warrants that (i) the “Purchase Documentation” (other than this Agreement and the Carveout Transaction Agreement, a full and complete copy of which has been provided to the Company on the date hereof) referred to in paragraph 4 of Exhibit D of the Commitment Letter, dated the date hereof (the “Carveout Purchaser Commitment Letter”), among the Carveout Purchaser and the financing sources party thereto, does not contain any conditions to the Closing or to the closing of either the Carveout Financing or the Carveout Transaction that are additional to or different from the conditions set forth in the Carveout Transaction Agreement, and that the terms thereof are not inconsistent with the terms of this Agreement and (ii) the terms of and performance by the parties of their obligations under such Purchase Documentation would not reasonably be expected to delay, prevent, hinder or impede the Closing or the closing of either the Carveout Financing or the Carveout Transaction. Parent, Merger Sub and the Carveout Purchaser agree that they will not amend or modify any such “Purchase Documentation” (a) to add new or additional conditions or amend, modify or expand the existing conditions or (b) otherwise in a manner that would reasonably be expected to delay, prevent, hinder or impede the Closing or the closing of either the Carveout Financing or the Carveout Transaction.

(b) Parent and Merger Sub shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Financing Commitments and shall use their reasonable best efforts to (i) maintain in effect the Equity Financing Commitments until the transactions contemplated by this Agreement are consummated and (ii) subject to Section 9.5(c), enforce their rights under the Equity Financing Commitments.

(c) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide to Parent and the Carveout Purchaser, at the Parent’s sole expense, all cooperation reasonably requested by Parent and the Carveout Purchaser in connection with the arrangement and consummation of the Financing (including the satisfaction of the conditions precedent set forth therein) and any alternative financing as set forth in Section 6.14(a), including, without limitation (in each case, to the extent reasonably requested):

(i) participating in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions between senior management and prospective lenders, investors and rating agencies;

(ii) assisting with the preparation of materials for rating agency presentations (and assisting in the obtaining of corporate, credit and facility ratings from ratings agencies), offering documents, private placement memoranda, bank information memoranda and similar documents required in connection with the Financing (including customary authorization and management representation letters) and all documentation and other information required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

(iii) executing and delivering any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or Carveout Purchaser (including a certificate of the chief financial officer of the Company or any Subsidiary of the Company with respect to solvency matters for the PSS Business on a consolidated basis in a customary form), and consents of accountants for use of their reports in any materials relating to the Debt Financing), and any documents requested by Parent or Carveout Purchaser in connection with the preparation of Intellectual Property schedules, including with respect to items of Intellectual Property not included in the Material Company Intellectual Property) or otherwise reasonably facilitating the pledging of collateral;

(iv) (A) furnishing Parent, the Carveout Purchaser and the Financing Sources as promptly as practicable with (x) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the PLG Business and the PSS Business for the three years ended January 28, 2012, and (y) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of (1) the PLG Business, (2) the PSS Business and (3) the Company, for each fiscal quarter ended after the date hereof but at least 40 days before the Closing Date; (B) furnishing to Parent, the Carveout Purchaser and the Financing Sources, not later than 20 business days prior to the Closing Date, with all audited and unaudited financial statements, business and other financial data, audit reports and other information regarding the PLG Business and the PSS Business of the type customarily included in offering memoranda for private placements pursuant to Rule 144A under the Securities Act (other than (i) separate financial statements and footnote disclosures with respect to guarantors and non-guarantors and non-guarantors and required by Rule 3-10 of Regulation S-X under the Securities Act and (ii) separate financial statements with respect to subsidiaries pursuant to Rule 3-16 of Regulation S-X under the Securities Act), to consummate a Rule 144A offering of senior notes pursuant to the Debt Financing Commitments (provided that Parent shall be responsible for the preparation of pro forma financial statements), and such information shall be of the type and form that would be necessary for the investment banks to receive from the PLG Business’ and the PSS Business’ independent accountants customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) with respect to the financial information to be included in such offering documents and other pertinent information regarding the Company and its Subsidiaries (including, without limitation, the PLG Business and the PSS Business) as may be reasonably requested in writing by Parent or the Carveout Purchaser and identifying any portion of such information that constitutes material non-public information; and (C) furnishing to Parent, the Carveout Purchaser and the Financing Sources information required in connection with confidential information memoranda and the Lenders’ presentation in respect of the Debt Financing Facilities, in each case customarily used for the syndication of the Debt Financing or the alternative financing transactions to Parent, the Carveout Purchaser and the Financing Sources; it being understood that all such information, to the extent based upon assumptions relating to the separation and carveout of the PLG Business and the PSS Business, shall be prepared as contemplated by Section 6.14(e)(iii) (all such information in this clause (iv), the “Required Financial Information”);

(v) providing monthly financial statements (excluding footnotes) of the Company to the extent the Company customarily prepares such financial statements;

(vi) using reasonable best efforts to assist Parent in obtaining accountants’ comfort letters, consents, surveys, legal opinions from local outside counsel (and not internal counsel or New York or Delaware counsel) and title insurance as reasonably requested by Parent or the Carveout Purchaser for financings similar to the Financing; and

(vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company and its Subsidiaries’ (including the PLG Business and the PSS Business) current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (C) permit representatives of the prospective lenders to conduct commercial field examinations, inventory appraisals and an appraisal of the owned real estate, and use commercially reasonable efforts to make audits and appraisals delivered for purposes of the Revolving Credit Facility available to the Parent for purposes of its Financing.

Nothing in this Section 6.14(c) shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required pursuant to this Section 6.14(c) to enter into or perform under any certificate, agreement, document or other instrument that is not contingent upon the Closing or that would be effective prior to the Effective Time (other than the authorization letters and representation letters referred to in clause (ii) above). None of the Company or any of its Subsidiaries shall be required to take any action pursuant to this Section 6.14(c) that would subject it to actual or potential liability for which it would not be indemnified hereunder or to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time. Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.14(c)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries (including the PLG Business and the PSS Business) provided by the Company in writing specifically for use in the Financing offering documents). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.14(c). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(d) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VII. In addition, the completion of the issuance of the senior notes pursuant to the Debt Financing Commitments is not a condition to Closing. In the event that all or any portion of the Debt Financing to be obtained through the issuance of the senior note as contemplated by the Debt Financing Commitments has not been obtained on or prior to the Closing, Parent shall use its reasonable best efforts to cause, no later than the Closing, the bridge facility to be drawn and the proceeds of the bridge facility contemplated by the Debt Financing Commitments to be used to replace such portion of the senior notes not issued at Closing

(e) For purposes of this Agreement,

(i) the term “Marketing Period” shall mean the first period of 17 consecutive Business Days throughout which (i) Parent shall have all of the Required Financial Information regarding the PSS Business and the Company and the Carveout Purchaser shall have all of the Required Financial Information regarding the PLG Business and the Company, (ii) the conditions set forth in Section 7.1 shall be satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such 17 consecutive Business Day period; provided that the Marketing Period will not be deemed to commence if prior to the completion of the Marketing Period, (A) the Company’s auditors shall have withdrawn their audit opinion contained in the Required Financial Information or (B) the financial statements included in the Required Financial Information that is available to Parent and the Carveout Purchaser, as applicable, on the first day of any such 17 consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 17 consecutive Business Day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 17 consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent and the Carveout Purchaser, as applicable, of updated financial statements that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 17 consecutive Business Day period; provided that the Marketing Period shall end on any earlier date that is the date on which all of the Debt Financing or any alternative financing as set forth in Section 6.14(a) is obtained; provided, further, that if such 17 consecutive Business Day period has not ended on or prior to August 20, 2012, then it shall not commence until September 4, 2012; provided, further, that if the Company shall in good faith reasonably believe it has delivered the applicable Required Financial Information, it may deliver to Parent and the Carveout Purchaser written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent or the Carveout Purchaser in good faith reasonably believes the Company has not completed delivery of the Required Financial Information and, within two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Financial Information Parent or the Carveout Purchaser, as applicable, reasonably believes the Company has not delivered);

(ii) the term “PSS Business” means the business, operations, assets and liabilities of the Surviving Corporation that would remain after giving effect to the Carveout Transaction; and

(iii) if Parent does not deliver all assumptions reasonably necessary for use in connection with the production of the financial statements, business and other financial data, audit reports and other information for the PLG Business and PSS Business included within the definition of “Required Financial Information” within fifteen (15) Business Days of the date hereof (the “Assumption Period”), the Company shall be permitted to make in good faith any and all assumptions that it determines are reasonably necessary in order to produce such Required Financial Information (it being understood that the Company shall consider any assumptions provided by Parent after the Assumption Period and shall use such assumptions unless the Company determines that such assumptions would cause a material delay in the preparation of the Required Financial Information or would be factually incorrect).

6.15. FIRPTA Certificate. Prior to the Closing, the Company shall deliver to Parent a certificate, signed under penalty of perjury and in form and substance as required by Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury regulations promulgated under the Code certifying that an interest in the Company is not a United States real property interest under Section 897(c) of the Code.

6.16. Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement (“Transaction Litigation”) is brought, or, to the Knowledge of the Company, threatened in writing, against the Company and/or the members of the Board of Directors of the Company after the date of this Agreement and prior to the Effective Time, the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense or settlement of any Transaction Litigation, and the Company shall not settle or agree to settle any Transaction Litigation, without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

6.17. Carveout Transaction Matters. If requested by Parent, at Parent’s sole expense, the Company shall provide reasonable cooperation to Parent and Merger Sub so that the closing of the Carveout Transaction and the Closing contemplated by this Agreement can occur and be effected concurrently and, for the avoidance of doubt, shall refrain from taking actions to effect any internal reorganization to implement the Carveout Transaction without the prior written consent of Parent. Wolverine shall cooperate with Parent, Merger Sub and the Company in connection with and use reasonable best efforts and shall cause its Affiliates (other than Parent) to so cooperate and use reasonable best efforts, to cause the closing of the Carveout Transaction to occur concurrently with the Closing; provided that this Section 6.17 shall not require the Company to take any corporate action, to execute any document or other instrument, or to incur any liability that is not conditioned upon or that would be effective prior to the Effective Time.

6.18. Credit Agreement Matters. If requested by Parent, the Company shall provide reasonable cooperation to Parent and Merger Sub in arranging for, at the Closing the termination of the Revolving Credit Facility, the Company’s $725,000,000 Term Loan Agreement, dated as of August 17, 2007, among the Company, the Lenders party thereto, Citicorp North America Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. (the “Term Loan Agreement”), and the Company’s 8.25% Senior Subordinated Notes due 2013 (the “Senior Subordinated Notes”), and any other existing indebtedness of the Company and its subsidiaries and the procurement of customary payoff letters in connection therewith; provided that in no event shall this Section 6.18 require the Company to cause the Revolving Credit Facility, the Term Loan Agreement, the Senior Subordinated Notes or any other existing indebtedness to be terminated unless (a) the Company has received from Parent or Carveout Purchaser funds to pay in full the payoff amount for any such indebtedness and (b) Parent or Carveout Purchaser has agreed to and has provided backstop letters of credit or cash collateralized any existing letters of credit and guarantees and hedging arrangements and other bank products thereunder in a manner satisfactory to the lenders or holders of such indebtedness, to the extent applicable.

6.19. Repatriation. Parent may request in writing to the Company (the “Repatriation Notice”) that the Company and its wholly owned Subsidiaries cooperate to transfer in the jurisdictions listed in Section 6.19 of the Company Disclosure Letter (the “Repatriation Jurisdictions”) unrestricted cash balances held in commercial bank accounts in the name of the Company or such wholly owned Subsidiary (the “Repatriation”) on or shortly prior to Closing. Parent may periodically request from the Company, and the Company will provide (but not more often than monthly), an estimate of the amount of cash that it believes could be Repatriated by the Company as of a Closing Date estimated by Parent, understanding that such amounts are only an estimate and actual amounts may vary from such estimates. The Repatriation Notice shall specify the Repatriation Jurisdictions that Parent would like the Company to Repatriate cash from and Parent’s good faith estimate of the Closing Date. The Company will review the Repatriation Notice and within five (5) Business Days after the receipt thereof, send to Parent in writing with respect each Repatriation Jurisdiction the following information (the “Repatriation Response”): (a) the amount of cash in each Repatriation Jurisdiction that the Company would agree to Repatriate, taking into account (i) Parent’s estimate of the Closing Date, (ii) the amount of cash reasonably needed in such Repatriation Jurisdiction to operate the business in the ordinary course and meet working capital requirements in such Repatriation Jurisdiction, (iii) applicable Law, including those relating to solvency, adequate surplus, similar capital adequacy tests, corporate benefit, financial assistance, distributable reserves and directors’ duties, and (iv) any estimated Taxes or fees and expenses to be paid in such Repatriation Jurisdiction in connection with the Repatriation, (b) the estimated costs and expenses to be incurred by the Company and its Subsidiaries in connection with the Repatriation, including estimated Taxes to be paid on such Repatriated amount and the fees and expenses of counsel and accountants in connection with the Repatriation (collectively, the “Estimated Costs”) and (c) the amount of time that the Company estimates it will take for the Repatriation to be completed in each such Repatriation Jurisdiction identified in the Repatriation Notice. The Company shall not unreasonably deny a request for repatriation set forth in a Repatriation Notice. Within five (5) Business Days following delivery of the Repatriation Response, Parent shall notify the Company in writing whether or not Parent consents to each Repatriation set forth in the Repatriation Response (including Repatriation of the amounts set forth therein, subject to increases or decreases of such amounts by the Company as may be reasonable at the time of Repatriation based on the amount of unrestricted cash actually available at such time) (the “Repatriation Confirmation”) and if it consents to a Repatriation, confirming with respect to each Repatriation to which it consents, (a) that it approves of the Company and its Subsidiaries taking the actions reasonably necessary in the Company’s sole judgment to effect such Repatriation and (b) that it approves of the Company incurring the Estimated Costs (and any additional amounts as may be reasonably incurred in connection with the Repatriation). Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, Taxes (including loss of tax attributes) and penalties suffered or incurred by them in connection with the Repatriation, including any action taken in accordance with this Section 6.19 and including the Estimated Costs. Parent shall, promptly upon request by the Company, reimburse the Company for all Estimated Costs (and additional costs) actually incurred by the Company or its Subsidiaries in connection with this Section 6.19.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Regulatory Consents. (i) Any waiting periods (and any extension thereof) that are applicable to the consummation of the Merger or the Carveout Transaction under the HSR Act shall have been terminated or shall have expired and (ii) all approvals under any applicable requirements of jurisdictions other than the United States pursuant to any Antitrust Law set forth on Section 7.1(b) of the Company Disclosure Letter, to the extent required to be obtained at or prior to the Effective Time in respect of the Merger or the Carveout Transaction, shall have been obtained at or prior to the Effective Time; provided, that Parent shall be permitted to amend Section 7.1(b) of the Company Disclosure Letter for a period of 5 Business Days after the date hereof to include such other mandatory approvals the failure of which to obtain and be in effect at or prior to the Effective Time provides a reasonable basis for Parent to conclude that it or any of its Affiliates would be subject to risk of criminal sanctions or material civil or administrative sanctions or that any of their Representatives would be subject to risk of criminal sanctions or material civil or administrative sanctions.

(c) No Injunction. No Order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger or the Carveout Transaction shall have been issued and be continuing in effect, and the consummation of the Merger and the other transactions contemplated hereby shall not have been prohibited or rendered illegal under any applicable Law.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 5.1(b)(i) (Capital Structure), Section 5.1(c) (Corporate Authority; Approval and Fairness), and Section 5.1(j) (Takeover Statutes; Rights Agreement) shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such inaccuracies as are de minimis relative to each such representation and warranty taken as a whole; and (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any such representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) No Company Material Adverse Effect. Except as disclosed in any Company SEC Reports filed after January 28, 2009 and prior to the date hereof (excluding any Excluded Disclosure) or in the Company Disclosure Letter, since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that remains in effect.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

7.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Sections 6.5 and 6.14.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either Parent or the Company if:

(a) the Merger shall not have been consummated by February 1, 2013 (the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a). Notwithstanding the foregoing, (i) Parent shall not have the right to terminate this Agreement pursuant to this Section 8.2(a) if the Company has the right to terminate this Agreement pursuant to Section 8.3(b) and (ii) the Company shall not have the right to terminate this Agreement pursuant to this Section 8.2(a) if Parent has the right to terminate this Agreement pursuant to Section 8.4(b);

(b) the Stockholders Meeting shall have been held and completed and adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a)), provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of or the primary factor that resulted in the failure of a condition to the consummation of the Merger to have been satisfied on or before the Termination Date.

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (iii) the Company immediately prior to or substantially concurrently with such termination pays to Parent or its designee in immediately available funds any fees required to be paid pursuant to Section 8.5; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.3(a) unless the Company has complied with the requirements of Section 6.2(c) (No Change of Recommendation or Alternative Acquisition Agreement);

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by the Company to Parent and (ii) the date that is three Business Days prior to the Termination Date (the earlier of (i) and (ii), the “Breach End Date”); provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.2(a) or 7.2(b) not to be capable of being satisfied; or

(c) at any time prior to the Effective Time, if all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and the Company has indicated in writing that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement, and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within two Business Days after the date the Closing should have occurred pursuant to Section 1.2 and the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement during such two Business Day period.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent:

(a) at any time prior to when the Company Requisite Vote is obtained, if the Board of Directors of the Company (i) shall have made and not withdrawn a Change of Recommendation, (ii) shall have failed (or the Company shall have failed) to include the Company Recommendation in the Proxy Statement or (iii) shall have breached (or the Company shall have breached) in any material respect its obligations under Section 6.2; or

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by Parent to the Company and (ii) the date that is three Business Days prior to the Termination Date; provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.3(a) or 7.3(b) not to be capable of being satisfied.

8.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that notwithstanding anything in the foregoing to the contrary, (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability to pay the Termination Fee, the Parent Termination Fee, the Parent Expenses or the expense and indemnification obligations pursuant to this Section 8.5, Section 6.14(c) and Section 6.19 and (ii) the provisions set forth in this Section 8.5 and Article IX shall survive the termination of this Agreement.

(b) Termination Fee. In the event that:

(i)(x) before obtaining the Company Requisite Vote, this Agreement is terminated by Parent or the Company pursuant to (1) Section 8.2(a) (the section relating to the Termination Date) or (2) Section 8.2(b) (the section relating to failure to receive stockholder approval), (y) any Person shall have made a bona fide Acquisition Proposal after the date of this Agreement but prior to such termination and (z) within 12 months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal and such Acquisition Proposal is subsequently consummated or a transaction contemplated by an Acquisition Proposal is otherwise consummated within 12 months of such termination (provided that for purposes of this clause (z) the references to “15%” in subsections (B)(1) and (B)(2) of the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) (the section relating to a Change of Recommendation); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (the section relating to an Alternative Acquisition Agreement);

then the Company shall (A) in the case of clause (i) of this Section 8.5(b), substantially concurrently with the consummation of the Acquisition Proposal referred to in sub-clause (i)(z) of this Section 8.5(b), (B) in the case of clause (ii) of this Section 8.5(b), no later than three Business Days after the date of such termination and (C) in the case of clause (iii) of this Section 8.5(b), immediately prior to or substantially concurrently with such termination, pay to Parent or its designee the Termination Fee by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” shall mean an amount equal to $44,000,000. For the avoidance of doubt, Parent shall have the right to assign the right to receive the Termination Fee to one or more Persons in its sole discretion.

(c) Parent Termination Fee. In the event that this Agreement is terminated by (i) the Company pursuant to Section 8.3(b) (the section relating to material breach by Parent or Merger Sub) and the breach by Parent or Merger Sub giving rise to such termination is the principal cause of the failure of the Merger to be consummated, in such case, unless, prior to such termination, (A) Parent and Merger Sub deliver written notice at least two (2) Business Days in advance of the Breach End Date informing the Company that Parent and Merger Sub would be ready, willing and able to consummate the Merger in accordance with its terms no later than the Breach End Date and (B) Parent and Merger Sub stood ready, willing and able to consummate the Merger in accordance with its terms on the Breach End Date, (ii) the Company pursuant to Section 8.3(c) (the section relating to failure to consummate on the Closing Date specified by Section 1.2), (iii) Parent pursuant to Section 8.4(b) (the section relating to material breach by the Company) if (x) a Company Material Adverse Effect has occurred and (y) no termination right would have existed thereunder if each reference to “Company Material Adverse Effect” in this Agreement (other than the references thereto in Section 5.1(a)(ii), Section 5.1(f) and this Section 8.5(c)) had been replaced with a reference to “Whole Company Material Adverse Effect” or (iv) by Parent or the Company pursuant to Section 8.2(a) (the section relating to the Termination Date), if (x) a Company Material Adverse Effect has occurred and (y) at the time of termination, all of the conditions set forth in Sections 7.1 and 7.2 would have been satisfied (including Section 7.2(a) but other than other conditions that by their nature cannot be satisfied other than at the Closing, all of which are capable of being satisfied at the closing) if each reference to “Company Material Adverse Effect” in this Agreement (other than the references thereto in Section 5.1(a)(ii), Section 5.1(f) and this Section 8.5(c)) had been replaced with references to “Whole Company Material Adverse Effect”, then Parent shall, no later than three Business Days after the date of such termination, pay or cause to be paid to the Company (I) in the case of clause (i) or clause (ii) of this Section 8.5(c), the Parent Termination Fee and (II) in the case of clause (iii) or clause (iv) of this Section 8.5(c), the amount of the Company Expenses, in each case, by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee or the Company Expenses on more than one occasion or both the Parent Termination Fee and the Company Expenses). “Parent Termination Fee” shall mean an amount equal to $84,000,000. For purposes of this Agreement, “Whole Company Material Adverse Effect” means a Company Material Adverse Effect, except that, solely for purposes of this definition, (i) each reference to “either (1) the PLG Business, taken as a whole, or (2) the PSS Business, taken as a whole” set forth in the definition of Company Material Adverse Effect shall be deemed to be replaced with “the Company and its Subsidiaries, taken as a whole” and (ii) each reference to “the PLG Business or the PSS Business” set forth in the definition of Company Material Adverse Effect shall be deemed to be a replaced with “the Company and its Subsidiaries”. “Company Expenses” means, without duplication of any fees or expenses previously paid by Parent, all reasonable and documented out-of-pocket fees and expenses (including reasonable legal and accounting fees and expenses but excluding any financial advisor fees) actually incurred by the Company and its Subsidiaries between the date of this Agreement and the termination of this Agreement in connection with the Company’s compliance with the covenants set forth in this Agreement in furtherance of the Merger or the Carveout Transaction (and not including any fees or expenses incurred in connection with any Acquisition Proposal). From time to time following the date hereof (but no more frequently than every twenty (20) Business Days), the Company shall provide promptly all information and documentation reasonably requested by Parent to evidence the Company Expenses incurred as of such date and the amount thereof.

(d) Parent Expenses. In the event this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(b) (the section relating to a failure to receive stockholder approval) or by Parent pursuant to Section 8.4(b) (the section relating to a material breach by the Company) as a result of a material breach by the Company of this Agreement that is a consequence of an act or failure to act by the Company with the Company having actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement under circumstances in which the Termination Fee is not then payable pursuant to Section 8.5(b), then the Company shall, following receipt of an invoice therefor, promptly (in any event within three Business Days) pay all of Parent’s and its Affiliates’ reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Parent Expenses”), which amount shall in no event exceed $12,500,000 in the aggregate, by wire transfer of immediately available funds to one or more accounts designated by Parent or its designee; provided that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.5(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.5(d); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.5(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.5(b), but shall reduce, on a dollar for dollar basis, any Company Termination Fee that becomes due and payable under Section 8.5(b). For the avoidance of doubt, Parent shall have right to assign the right to receive the Parent Expenses to one or more Persons in its sole discretion.

(e) The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 8.5(b) or Section 8.5(d) or Parent fails to promptly pay the amounts due pursuant to Section 8.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amounts set forth in Section 8.5(b) or Section 8.5(d) or any portion thereof or a judgment against Parent for the amounts set forth in Section 8.5(c) or any portion thereof, the Company shall reimburse Parent or Merger Sub, or any of their respective designees, on the one hand, or Parent shall reimburse or cause the Company to be reimbursed, on the other hand, such party’s costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, (i) the Company’s receipt of the Parent Termination Fee or the Company Expenses pursuant to this Section 8.5 (its rights to enforce the Guarantees with respect thereto and in the case the Parent Termination Fee is not timely paid the amounts described in the first sentence of this Section 8.5(e)), any reimbursement and indemnification obligations of Parent pursuant to Sections 6.14(c) or 6.19 and the Company’s right to specific performance of this Agreement pursuant to Sections 9.5(c) and 9.5(d) shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, Wolverine, the Equity Providers, the Financing Sources under the Debt Financing Commitments, any of their respective Affiliates, and any of the former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members or agents of any of the foregoing, for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of Parent, Merger Sub, Wolverine, the Equity Providers, the Financing Sources under the Debt Financing Commitments, any of their respective Affiliates, and any of the former, current, or future general or limited partners, stockholders, directors, officers, managers, employees, members or agents of any of the foregoing, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and (ii) Parent’s receipt of the Termination Fee or the Parent Expenses, as the case may be, from the Company pursuant to this Section 8.5 (plus, in the case the Termination Fee or the Parent Expenses are not timely paid, the amounts described in the first sentence of this Section 8.5(e)) shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of the Company, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses), 6.11 (Indemnification; Directors’ and Officers’ Insurance) and the indemnification obligations of Parent pursuant to 6.14(c) (Financing) and the indemnification obligations of Parent pursuant to Section 6.19 (Repatriation) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), Section 8.5 (Effect of Termination and Abandonment), the indemnification and reimbursement obligations of Parent pursuant to Section 6.14(c) (Financing) and 6.19 (Repatriation), the Confidentiality Agreements and the Guarantees shall survive the termination of this Agreement (in the case of the Confidentiality Agreements and the Guarantees, subject to the terms thereof and this Agreement). All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof. Notwithstanding the foregoing, each of the parties hereto agrees that it will not, and will not permit its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the lenders, agents or arrangers under the Financing Commitments and their respective Affiliates, successors and assigns and any other debt financing sources (collectively, the “Lender Related Parties”) in any way relating to this Agreement, the Carveout Transaction Agreement or any of the transactions contemplated hereby or thereby, including with respect to any dispute arising out of or relating in any way to the Financing Commitments, the Financing, the debt commitments relating to the Carveout Transaction, the financing of the Carveout Transaction or the performance thereof, in any forum other than any state or Federal court sitting in the Borough of Manhattan in the City of New York and agree that the waiver of jury trial set forth in Section 9.5(b) hereof shall be applicable to any such proceeding.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CARVEOUT TRANSACTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy, subject to Section 9.5(d), to which they are entitled at law or in equity. Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of Sections 6.5 and 6.14 by Wolverine, Parent or Merger Sub. Parent and Merger Sub acknowledge and agree that the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Carveout Transaction Agreement and to enforce specifically the terms and provisions of the Carveout Transaction Agreement, this being in addition to any other remedy to which the Company is entitled at law or in equity. Each of Wolverine, Parent and Merger Sub agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the Company has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) Notwithstanding anything in this Agreement to the contrary, including the provisions of Section 9.5(c), it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded to fund the Merger and to effect the Merger in accordance with Section 1.2 in the event that, but only in the event that, (i) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) have been satisfied or waived at the time when the Closing would have occurred, (ii) the Debt Financing (or, if alternative financing is being used pursuant to Section 6.14(a), pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Closing pursuant to Section 1.2 will occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing or the alternative financing as set forth in Section 6.14(a) pursuant to the commitments with respect thereto has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). Under no circumstance shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Equity Financing to be funded and the Merger to be consummated that results in the Closing and payment of the Parent Termination Fee. For the avoidance of doubt, (A) under no circumstances will the Company be entitled to monetary damages in excess of (1) any amounts payable pursuant to Section 8.5(c), (2) any reimbursement obligation of Parent pursuant to the first sentence of Section 8.5(e) and (3) the reimbursement and indemnification obligations of Parent contained in Sections 6.14 and 6.19 and (B) under no circumstances will Parent be entitled to monetary damages in excess of (1) the amount of the Termination Fee and (2) any reimbursement obligations of the Company pursuant to the first sentence of Section 8.5(e).

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

If to Parent or Merger Sub, to:

WBG-PSS Holdings LLC

200 Bellevue Parkway, Suite 170

Wilmington, DE 19809

Attention: David Chung

         Joshua Olshansky

         Don Grimes

fax:          (415) 283-0657

         (415) 983-2701

         (616) 866-5715

and

Blum Capital Partners, L.P.

909 Montgomery Street

San Francisco, CA 94133

Attention: David Chung

fax:          (415) 283-0657

and

Golden Gate Capital

One Embarcadero Center, 39th Floor

San Francisco, CA 94111

Attention: Joshua Olshansky

fax:          (415) 983-2701

and

Wolverine World Wide, Inc.

9341 Courtland Drive N.E.

Rockford, Michigan 49351

Attention: Don Grimes

fax:          (616) 866-5715

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Stephen Fraidin

         William Sorabella

fax:          (212) 446-6460

and

Kirkland & Ellis LLP

555 California Street

San Francisco, California 94104

Attention: Stephen Oetgen

fax:          (415) 439-1500

and

Barnes & Thornburg LLP

171 Monroe Avenue, NW

Suite 1000

Grand Rapids, Michigan 49503

Attention: Tracy T. Larsen

fax:          (616) 742-3999

If to the Company, to:

Collective Brands, Inc.

3231 S.E. 6th Avenue

Topeka, KS 66607-2207

Attention: General Counsel

fax:          (785) 233-5171

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Francis J. Aquila

         Audra D. Cohen

fax:          (212) 558-3588

If to Wolverine, to:

Wolverine World Wide, Inc.

9341 Courtland Drive N.E.

Rockford, Michigan 49351

Attention: Don Grimes

fax:          (616) 866-5715

with a copy (which shall not constitute notice) to:

Barnes & Thornburg LLP

171 Monroe Avenue, NW

Suite 1000

Grand Rapids, Michigan 49503

Attention: Tracy T. Larsen

fax:          (616) 742-3999

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any schedules and exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, each of (a) the Confidentiality Agreement, dated December 3, 2011, between Blum Capital Partners, L.P. and the Company, (b) the Confidentiality Agreement, dated December 3, 2011, between Golden Gate Private Equity, Inc. and the Company, and (c) the Confidentiality Agreement, dated December 3, 2011, between Wolverine and the Company (collectively, the “Confidentiality Agreements”), the Guarantees and the Company’s rights as an express third party beneficiary under the Equity Financing Commitments and the Carveout Transaction Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof and thereof; provided that the Confidentiality Agreements shall survive the execution and delivery of this Agreement in accordance with their terms, except that the restrictions on prohibited discussions or arrangements and the standstill restrictions in the Confidentiality Agreements shall terminate immediately following the execution and delivery of this Agreement. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS AFFILIATES, REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S AFFILIATES, REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8. No Third Party Beneficiaries. Except (i) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), (ii) with respect to the indemnification obligations of Parent pursuant to Section 6.14(c) (Financing) and Section 6.19 (Repatriation), (iii) with respect to stockholders and only after the Effective Time, for the provisions set forth in Article IV, and (iv) with respect to the Financing Sources, the provisions of Sections 8.5(e), 9.5(a) and 9.5(b) (and the related defined terms contained in the foregoing provisions), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. Except as provided in Section 4.2(b), all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective disclosure letter (each, a “Disclosure Letter”) in a section thereof that corresponds to the section of this Agreement to which it relates. The mere inclusion of any item in any section or subsection of any party’s Disclosure Letter as an exception to any representation or warranty or otherwise shall not, in and of itself, be deemed to constitute an admission by the applicable party, or to otherwise imply, that any such item has had or is reasonably likely to have a Company Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement. Matters disclosed in any section or subsection of a party’s Disclosure Letter are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder. Headings inserted in the sections or subsections of any party’s Disclosure Letter are for convenience of reference only and shall not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

9.14. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto. Any purported assignment in violation of this Agreement is void. Notwithstanding the foregoing, prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

COLLECTIVE BRANDS, INC.

By	/s/ Michael J. Massey
Name: Michael J. Massey
Title: Chief Executive Officer

WBG—PSS HOLDINGS LLC

By	/s/ Donald T. Grimes
Name: Donald T. Grimes
Title: President

WBG—PSS MERGER SUB INC.

By	/s/ Donald T. Grimes
Name: Donald T. Grimes
Title: President

WOLVERINE WORLD WIDE, INC.

By	/s/ Blake W. Krueger
Name: Blake W. Krueger
Title: Chairman, Chief Executive Officer and President

{Signature Page to Agreement and Plan of Merger}

ANNEX A

DEFINED TERMS

Terms	Section
1996 Stock Incentive Plan	5.1(b)(i)
2006 Stock Incentive Plan	5.1(b)(i)
2012 Stock Incentive Plan	5.1(b)(i)
Acquisition Proposal	6.2(b)(i)
Actions	5.1(g)(i)
Affected Employees	6.9(a)
Affiliate	5.1(a)(i)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(i)(B)
Antitrust Law	6.5(e)(vi)
Applicable Date	5.1(e)(i)
Assumption Period	6.14(e)(iii)
Bankruptcy and Equity Exception	5.1(c)(i)
beneficial ownership	5.2(i)
Blum	Recitals
Breach End Date	8.2(b)
Business Day	1.2
Bylaws	2.2
Carveout Financing	6.14(a)
Carveout Purchaser	Preamble
Carveout Purchaser Commitment Letter	6.14(a)
Carveout Transaction	Recitals
Carveout Transaction Agreement	Recitals
Certificate	4.1(a)
Change of Recommendation	6.2(c)(ii)
Charter	2.1
Chosen Courts	9.5(a)
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Company	Preamble
Company Disclosure Letter	5.1
Company Expenses	8.5(c)
Company Financial Statements	5.1(e)(v)
Company Material Adverse Effect	5.1(a)(ii)
Company Material Contract	5.1(q)(i)(L)
Company Plans	5.1(h)(i)
Company Recommendation	5.1(c)(ii)
Company Required Governmental Approvals	5.1(d)(i)

Company Requisite Vote	5.1(c)(i)
Company Restricted Stock	5.1(b)(i)
Company SEC Reports	5.1(e)(i)
Company Stock Options	5.1(b)(i)
Confidentiality Agreements	9.7
Constituent Corporation	Preamble
Contract	5.1(g)(v)
Costs	6.11(a)
Covered Parties	6.5(e)(iv)
D&O Insurance	6.11(b)
Debt Financing	5.2(e)
Debt Financing Commitments	5.2(e)
Delaware Certificate of Merger	1.3
DGCL	1.1
Disclosure Letter	9.13(c)
Dissenting Shares	4.1(a)
Dissenting Stockholders	4.1(a)
Domain Names	5.1(n)(iii)
DTC	4.2(c)
DTC Payment	4.2(c)
Effective Time	1.3
Encumbrance	5.1(p)(iii)(A)
Environmental Claim	5.1(k)(iv)(B)
Environmental Law	5.1(k)(iv)(A)
Equity Awards	4.3(k)
Equity Financing	5.2(e)
Equity Financing Commitments	5.2(e)
Equity Interests	6.1(a)(iv)
Equity Providers	5.2(e)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(i)
ESPP	4.3(i)
Estimated Costs	6.19
Exchange Act	5.1(d)(i)
Exchange Fund	4.2(a)
Excluded Disclosure	5.1
Excluded Shares	4.1(a)
FCPA	5.1(i)(ii)
Financing	5.2(e)
Financing Commitments	5.2(e)
Financing Sources	5.2(e)
Foreign Company Plan	5.1(h)(vi)
Freely Available Cash	6.19
GAAP	5.1(e)(ii)
Golden Gate	Recitals

2

Governmental Antitrust Entity	6.5(e)(i)(B)
Governmental Entity	5.1(d)(i)
Guarantees	Recitals
Guarantors	Recitals
HSR Act	5.1(d)(i)
IRS	5.1(h)(ii)
Indebtedness	5.1(p)(iii)(B)
Indemnified Parties	6.11(a)
Intellectual Property	5.1(n)(iii)
Intercompany Indebtedness	5.1(p)(iii)(C)
Knowledge	5.1(g)(iv)
Law or Laws	4.2(e)
Lender Related Parties	9.5(a)
Lien	5.1(b)(i)
LTIP	6.9(d)
Marketing Period	6.14(e)(i)
Material Company Intellectual Property	5.1(n)(iv)
Material Real Property Leases	5.1(p)(ii)
Material Subsidiaries	5.1(a)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(iii)
NYSE	5.1(d)(i)
Order	5.1(g)(ii)
Owned Real Property	5.1(p)(i)
Parent	Preamble
Parent Shares	5.2(i)
Parent Benefit Plans	6.9(b)
Parent Disclosure Letter	5.2
Parent Expenses	8.5(d)
Parent Required Governmental Approvals	5.2(c)(i)
Parent Termination Fee	8.5(c)
Paying Agent	4.2(a)
Per Share Merger Consideration	4.1(a)
Performance Share Units	5.1(b)(i)
Performance Stock Appreciation Rights	5.1(b)(i)
Permit	5.1(i)(i)
Permitted Encumbrances	5.1(p)(iii)(A)
Person	4.2(e)
Phantom Stock Units	5.1(b)(i)
Phantom Stock Appreciation Units	5.1(b)(i)
PLG Business	Recitals
PSS Business	6.14(e)(ii)
Preferred Shares	5.1(b)(i)
Proxy Statement	5.1(d)(i)

3

Record Holder of Shares	4.2(b)
Redacted Fee Letter	5.2(e)
Repatriation	6.19
Repatriation Confirmation	6.19
Repatriation Jurisdictions	6.19
Repatriation Notice	6.19
Repatriation Response	6.19
Representatives	6.2(a)(i)
Required Financial Information	6.14(c)(iv)
Revolving Credit Facility	6.1(a)(vii)
Rights	5.1(b)(i)
Rights Agreement	5.1(b)(i)
SEC	5.1(d)(i)
Sarbanes-Oxley Act	5.1(e)(i)
Securities Act	5.1(a)
Senior Subordinated Note	6.18
Share or Shares	4.1(a)
Solvent	5.2(k)
Stock Appreciation Rights	5.1(b)(i)
Stock Plans	5.1(b)(i)
Stockholders Meeting	6.4
Subsidiary	5.1(a)(iii)
Superior Proposal	6.2(b)(ii)
Surviving Corporation	1.1
Takeover Statute	5.1(j)(i)
Tax or Taxes	5.1(l)(vii)(A)
Tax Return	5.1(l)(vii)(B)
Term Loan Agreement	6.18
Termination Date	8.2(a)
Termination Fee	8.5(b)
Time Stock Appreciation Rights	5.1(b)(i)
Trademarks	5.1(n)(iii)
Transaction Litigation	6.16
Voting Undertaking	Recitals
Whole Company Material Adverse Effect	8.5(c)
Wolverine	Preamble

4